As filed with the Securities and Exchange Commission on July 22, 2020

File No. 333-237615

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MODULAR MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0620495
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

16772 W. Bernardo Drive

San Diego, California 92127

858-800-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul DiPerna

Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

Modular Medical, Inc.

16772 W. Bernardo Drive

San Diego, California 92127

858-800-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Lawrence G Nusbaum, Esq.

Howard F. Mulligan, Esq.

Gusrae Kaplan Nusbaum PLLC

120 Wall Street

New York, New York 10005

Telephone: 212-269-1400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment”) is being filed pursuant to our registration statement on Form S-1 (Registration No. 333-237615) (the “Registration Statement”), which was previously declared effective by the Securities and Exchange Commission (the “SEC” or the “Commission”) on May 11, 2020, to (i) include the consolidated financial statements, the notes thereto and certain other information included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC on June 29, 2020, and (ii) update certain other information in the Registration Statement. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PROSPECTUS

MODULAR MEDICAL, INC.

Up to 2,000,000 Preferred Units (each Preferred Unit contains one share of 13% Series A Cumulative Redeemable Perpetual Preferred Stock and three Warrants each to Purchase one share of Common Stock)

Shares of Common Stock Underlying the Warrants

We are offering 2,000,000 preferred units (the “Preferred Units”), with each Preferred Unit consisting of (i) one share of our 13% Series A Cumulative Redeemable Perpetual Preferred Stock with a $25.00 liquidation preference amount (the “Series A Preferred Stock”) and (ii) three (3) common stock purchase warrants, each to purchase one share of our common stock at an exercise price of $11.00 per share (the “Warrants”), at a public offering price of $25.00 per Preferred Unit. Each Warrant will be immediately exercisable upon issuance and will expire five (5) years from the date of issuance. The shares of Series A Preferred Stock and the Warrants comprising the Preferred Units will be issued separately but may only be purchased as Preferred Units in this offering. This prospectus also covers shares of our common stock that are issuable from time to time upon exercise of the common stock purchase warrants contained in the preferred units.

Dividends on the Series A Preferred Stock will be payable on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year. The first dividend payment date will be pro-rata from and including the date of the original issuance of shares of Series A Preferred Stock through and excluding September 30, 2020. Dividends will be payable out of amounts legally available for the payment of dividends at an annual rate equal to 13% of the $25.00 liquidation preference per share of Series A Preferred Stock, or $3.25 per share per year. Dividends on the Series A Preferred Stock will be cumulative from, and including, the date of original issuance of the Series A Preferred Stock.

At the closing of this offering, an amount equal to the first three years of dividend payments, or $9.75 per share of Series A Preferred Stock, (the “Dividend Reserve”) will be retained from the proceeds from this offering in the Offering Escrow Account (as defined below). SRS Acquiom Inc., as divided payment agent for the Series A Preferred Stock (the “Dividend Payment Agent”), will pay the dividend payments to holders of the Series A Preferred Stock for a period of three (3) years from the funds in Offering Escrow Account.

The shares of Series A Preferred Stock are perpetual, have no maturity date, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Commencing three years from the date of issuance of Series A Preferred Stock, we may redeem, at our option, such share of Series A Preferred Stock, in whole or in part, at a cash redemption price equal to $25.00 per share, plus all accrued and unpaid dividends to, but excluding, the redemption date. No holder of Series A Preferred Stock shall have any right to require the redemption or repurchase of the Series A Preferred Stock. See “Description of Offered Securities – Series A Preferred Stock – Optional Redemption.”

Holders of the Series A Preferred Stock will have no voting rights, except as set forth under “Description of Offered Securities – Series A Preferred Stock - Voting Rights.”

The Preferred Units, the shares of Series A Preferred Stock and the Warrants are each new issuances with no prior trading market. Following the close of this offering, we intend to seek approval by (i) the Financial Industry Regulatory Authority (“FINRA”) for the trading symbols “MODDU,” “MODDA” and “MODDW” (or such other symbols as assigned to us by FINRA) for our Preferred Units, Series A Preferred Stock and Warrants, respectively, and (ii) the OTC Markets, Inc. (“OTC Markets”), to have our Preferred Units, shares of Series A Preferred Stock and Warrants become eligible for quotation and trading on the OTCQB. Our common stock is currently quoted on the OTC Pink Open Market under the trading symbol “MODD.” On July 22, 2020, the closing price of our common stock was $0.24 per share. We intend to seek approval for our shares of common stock to be quoted and trade on the OTCQB. No assurances can be given that our shares of common stock or our other securities will be approved for quotation and trading on the OTCQB.

The Preferred Units are being offered on a reasonable best efforts basis. There is no minimum dollar amount or number of Preferred Units that must be sold in this offering to conduct a closing. We intend to have only one closing for the sale of the Preferred Units offered hereby, but reserve the right to have additional closings. This offering commenced approximately May 11, 2020 and terminates upon the earlier to occur of (i) 90 days from August 11, 2020, unless extended by us, (ii) when all Preferred Units offered hereby are sold, or (iii) when so determined by us, in our sole discretion, without notice to investors.

The Preferred Units are offered being offered by us directly through our officers, directors and controlling shareholders who will receive no sales commission or other direct compensation related to sales of Preferred Units in the offering. We also intend to use broker-dealers, referred to herein as “selling agents” to solicit offers to purchase the Preferred Units. If any selling agents sell any Preferred Units in this offering, they will be deemed “underwriters” as that term is defined by Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”). We will pay any selling agent’s commissions not to exceed eight percent (8%) of the gross proceeds from sales of Preferred Units they sell.

It is anticipated that the Preferred Units, the Series A Preferred Stock and the Warrants sold in this offering will be issued in book-entry, uncertificated form.

All proceeds for sales of Preferred Units in this offering will be deposited in an escrow account at Truist Bank (the “Offering Escrow Account”), which will be controlled and maintained by Truist Bank (the “Offering Escrow Agent”).

To subscribe for Preferred Units in this offering, see “Plan of Distribution – Subscription Procedures.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and we have elected to apply certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves risks. You should read and carefully consider the “Risk Factors” section of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2020.

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information.

We are not making an offer to sell or seeking an offer to buy any of our securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus is complete and accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities offered hereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements we urge you to specifically consider various risk factors identified in this prospectus, including the matters set forth under the heading “Risk Factors,” any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, regulatory, industry and competitive data and information on our business plans. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) the widespread outbreak of contagious diseases, including the recent outbreak of a respiratory illness caused by a novel coronavirus known as COVID-19, (ii) our ability to achieve a marketable product (i.e., our insulin pump), (iii) the timely and costs of obtaining all regulatory approvals and clearances relating to our insulin pump including those of the FDA, (iv) the sufficiency of our cash position, (v) our ability to raise additional financing when needed and the terms and timing thereof, (vi) that we have accurately analyzed our target market for our insulin pump, (vii) market acceptance of our product by our target market, (viii) the existence or development of products for diabetes that are viewed by medical professionals, third party payors and insulin dependent people with diabetes as superior and/or more preferable to, or more affordable or cost efficient than our product, (ix) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (x) general economic and business conditions, (xi) our ability and the timing of us to successfully commercialize our product, (xii) changes in United States economic, political and social conditions, (xiii) our ability to recruit and retain (and replace if necessary on a timely basis) competent professionals including third party consultants and advisors and their ability to timely and competently perform their services for us, (xiv) litigation related to our intellectual property rights and patents and claims against us for infringement on such rights of others as well as potential product liability claims against us, (xv) issues relating to the thinly traded market for our shares of common stock, (xvi) our ability to compete in the diabetes marketplace with larger and more substantial medical device companies, (xvii) the specific risk factors discussed under the heading “Risk Factors” below, and (xviii) various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements.

We intend that all forward-looking statements made in this prospectus will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), to the extent applicable. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

Notice to Pennsylvania Residents

If you have accepted an offer to purchase these securities made pursuant to a prospectus which contains a written notice explaining your right to withdraw your acceptance under section 207(m) of the Pennsylvania Securities Act of 1972, you may elect, within two business days after the first time you have received this notice and a prospectus (which is not materially different from the final prospectus) to withdraw from your purchase agreement and receive a full refund of all moneys paid by you. Your withdrawal will be without any further liability to any person. To accomplish this withdrawal, you need only send a written notice (including a notice by electronic mail) to the issuer (or agent if one is listed on the front page of the prospectus) indicating your intention to withdraw.

1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Preferred Units. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before you decide to invest in shares of our common stock. Unless the context otherwise requires, references in this prospectus to “Modular Medical,” the “Company,” “we,” “our,” or “us” are to Modular Medical, Inc. and its subsidiary.

Overview

We are a development stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin-requiring people with diabetes.

Diabetes is typically classified as either type 1 or type 2:

•	Type 1 diabetes is characterized by the body’s nearly complete inability to produce insulin. It is frequently diagnosed during childhood or adolescence. Individuals with type 1 diabetes require daily insulin therapy to survive.

•	Type 2 diabetes represents over 90% of all individuals diagnosed with diabetes and is characterized by the body’s inability to either properly utilize insulin or produce enough insulin. Initially, many people with type 2 diabetes attempt to manage their diabetes with improvements in diet and exercise and/or the use of oral medications and/or injection of glucagon-like peptide-1, or GLP-1, drugs. However, as their diabetes advances, patients progress to requiring insulin therapies, such as once-daily long-acting insulin, and, ultimately, mealtime rapid-acting insulin therapy.

Glucose, the primary source of energy for cells, must be maintained at certain levels in the blood in order to permit optimal cell function and health. In people with diabetes, blood glucose levels fluctuate between very high, a condition known as hyperglycemia, and very low, a condition called hypoglycemia. Hyperglycemia can lead to serious long-term complications, including blindness, kidney disease, nervous system disease, occlusive vascular diseases, lower-limb amputation, stroke and cardiovascular disease, or death. Hypoglycemia can lead to confusion or loss of consciousness, often requiring a visit to the emergency room or in certain cases result in death.

The International Diabetes Federation, or IDF, estimates that, in 2019, approximately 460 million people had diabetes worldwide, and, that by 2045, this number will increase to 700 million people. According to the U.S. Centers for Disease Control and Prevention, or CDC, 2020 National Diabetes Statistics Report, approximately 27 million people in the United States have diagnosed diabetes, of which type 1 diabetes accounts for approximately 5%, or approximately 1.4 million people. All people with type 1 diabetes, which is our primary market, require daily insulin. According to the CDC, approximately 14% of people with type 2 diabetes in the United States, or 3.2 million people, require insulin to manage their diabetes. In this prospectus, we refer to people with type 1 diabetes and people with type 2 diabetes who require mealtime insulin as “insulin-requiring people with diabetes.”

Currently, there are two primary therapies available for insulin-requiring people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection, or MDI, therapy, or the use of an insulin pump to deliver a continuous subcutaneous insulin infusion, or CSII, into the body. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy, primarily an improvement in glycemic control, as measured by certain diabetes management tests. Use of CSII has proven to improve clinical outcomes while, importantly, reducing emergency room visits associated with low glucose.

Notwithstanding these advantages, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, as well as high and often prohibitive costs for both the patient and insurance provider, has resulted not only in dissatisfaction among many existing pump users, but also has severely limited the adoption rate of insulin pumps by a segment of the diabetes population, who we refer to in this prospectus as “almost pumpers.”

We generally define almost pumpers as persons with insulin-requiring diabetes who are aware of pumps and the potential benefits, but because of the shortcomings, cost and complexity of use problems prevalent in available insulin pumps, continue to receive their daily insulin through MDI.

Our initial target market for our insulin pump is the almost pumper population located in the United States.

Based upon our knowledge of the diabetes industry and information available and/or obtained by us, we believe that an estimated 32% of Americans with type 1 diabetes use insulin pump therapy and an estimated 30% of Americans with type 1 diabetes are whom we classify as almost pumpers. The remainder of the population treat their diabetes via MDI.

2

Our design and development team is led by Paul DiPerna, our chairman, chief executive officer and a 40% shareholder. Mr. DiPerna has over 30 years of high-level experience in developing, designing and obtaining U.S. Food and Drug Administration, or FDA, approval for and managing the commercialization of medical devices, including consumer and hospital-based insulin pumps, while working for such industry leading medical device companies as Baxter Healthcare, Inc., a supplier of drug therapies and associated pumping technologies, and Tandem Diabetes Care, Inc., or Tandem, a leading supplier of pumping technology to the existing insulin pumping marketplace, Mr. DiPerna was the founder of Tandem and designer of its initial product.

Our Insulin Pump Prototype

Over the past five years, we have designed and developed working prototypes of our low-cost insulin pump that are now undergoing the testing required to submit for FDA approval. During this period, we have and continue to devote substantial time and resources to better understand the needs and preferences of almost pumpers to enable us to modify and refine our insulin pump to the needs and preferences of this target market. To help us better understand their needs and preferences, we obtained information about our target market and their care givers through one on one interviews, human factors testing, on-line and in person surveys, and focus groups at industry related tradeshows and conferences.

Pre-Commercialization Steps

While we have substantially completed the general engineering and mechanical aspects of our current insulin pump prototype, prior to commercializing, we still must successfully complete a number of material steps including:

•	Continue to modify, refine and finalize our prototype so that it meets:

•	the general needs and preferences of our almost-pumper target market based upon our knowledge of the diabetes industry and information available and/or obtained by us from almost pumpers and their caregivers; and

•	the general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, or CMS which administrates the United States Medicare program, or Medicare. To assist us in making such modifications and refinements, we have retained independent consultants to focus on ensuring that our product satisfies the existing coverage and reimbursement criteria of such third-party payors;

•	Continue to work closely with our regulatory consultants to complete, finalize and file our submission to the FDA for 510(k) clearance and all other documentation necessary to obtain approval of our insulin pump. This will include:

o	engaging the FDA in a pre-submission conference to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to approval of our product. At this meeting, our team, including our FDA regulatory consultant, will receive FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(k) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification);

o	preparing and ensuring that our pre-market notification, which will be part of our FDA submission, demonstrates that our insulin pump, which is substantially equivalent to an insulin pump previously cleared by the FDA and legally marketed to the public; and

o	preparing our submission to the FDA, to include all of the appropriate results of tests (relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility) demonstrating safety and efficacy of our insulin pump in satisfaction of the mandates of the Federal Food, Drug and Cosmetics Act, or the FDCA, including requirements with regard to registration and listing, labeling, medical device reporting and good manufacturing practices. We currently expect to make this submission in the fourth calendar quarter of 2020.

3

•	Refining our manufacturing process during the submission process to identify and select a manufacturer of our insulin pump through a competitive bidding process, as we prepare for our product introduction;

•	Take such actions, if any, as may be required by the FDA as a condition to granting approval and providing 510(k) clearance for our insulin pump; and

•	Retain appropriate sales and marketing personnel to develop, implement and launch a promotional campaign for our insulin pump substantially focused on our target market.

As with any medical device attempting to enter and successfully compete with existing products in an established and competitive marketplace, we will face significant hurdles to accomplish the above steps to commercialization including:

•	Obtaining FDA 510(k) clearance to market and sell our insulin pump to the public;
•	Obtaining any other FDA-required approvals with regard to our product, as required by the FDCA;
•	Educating endocrinologists, physician’s assistants, nurse practitioners and nurse educators, who typically prescribe pump usage, and certified diabetes educators and dieticians, who provide education and guidance to diabetes patients, as to what we believe to be the superior qualities of our product;
•	Demonstrating to general practitioners, who have historically been skeptical of the heightened support inherent in insulin pumps, our product’s ease of use and convenience;
•	Ensuring that our final product does, in fact, meet the needs of almost-pumpers;
•	Overcoming the historic obstacles and reluctance of almost-pumpers to using insulin pumps to treat their diabetes; and
•	Ensuring that third party payors agree to cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump.
4

This Offering

The following summary contains certain terms regarding this offering and the Preferred Units, Series A Preferred Stock and the Warrants. This summary is not and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained elsewhere in this prospectus, including but not limited to, the Risk Factors below and “Description of the Securities Offered.” Reference is also made to the Certificate of Designations, Preferences and Rights of 13% Series A Cumulative Redeemable Perpetual Preferred Stock and the Warrant Agent Agreement (the “Warrant Agreement”), both filed as exhibits to the registration statement of which this prospectus forms a part.

Securities being Offered	2,000,000 Preferred Units, each consisting of: (i) one share of 13% Series A Preferred Stock having a liquidation preference of $25.00 and (ii) three Warrants each exercisable to purchase one share of our common stock at an exercise price of $11.00 (the “Exercise Price”). The Series A Preferred Stock and Warrants included in the Preferred Units will be issued separately but may only be purchased as a Preferred Unit.

Public Offering Price Per Preferred Unit	$25.00

Securities Outstanding Assuming the Sale of all 2,000,000 Preferred Units Offered hereby
Preferred Units	2,000,000

Series A Preferred Stock	2,000,000

Warrants	6,000,000

Description of Warrants	Each Warrant will be exercisable to purchase one share of our common stock for a 5 year period commencing on the date of issuance, at an initial exercise price per share equal to $11.00 per share of common stock, subject to adjustment in the event of recapitalization, share dividends, share splits, share combinations, reclassifications, reorganizations or similar events affecting our common stock. In addition, the exercise price will be adjusted for certain dilutive issuances during the term of the Warrants. The Warrants will be exercisable for cash or on a cashless basis at any time and from time to time after the date of issuance. See “Description of Offered Securities – The Warrants.” This prospectus also relates to the offering of shares of common stock issuable upon exercise of the Warrants.
5

Dividends

Dividends on the Series A Preferred Stock will be payable if or when declared by our board of directors on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year. Dividends will be payable out of amounts legally available for the payment of dividends at the rate of 13% per annum of the $25.00 liquidation preference per share of Series A Preferred Stock. Dividends shall be cumulative from, and including, the date of original issuance of each share of Series A Preferred Stock.

A pro-rated initial dividend on the Series A Preferred Stock is currently intended to be paid on October 15, 2020.

The amount of the dividend per share of Series A Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Series A Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. No interest, or sum of money in lieu of interest, will be payable on any dividend payment in arrears on the Series A Preferred Stock.

Restrictions on Dividends

We will not pay full dividends on the Series A Preferred Stock or any Parity Stock (as defined herein) for any dividend period unless the full cumulative dividends have been paid on the Series A Preferred Stock and any such Parity Stock through the most recently completed dividend period for each such security. When dividends are not paid in full on the Series A Preferred Stock or any Parity Stock, all dividends declared for such dividend period with respect to the Series A Preferred Stock and such Parity Stock shall be declared on a pro rata basis. Any portion of such dividends not paid that are payable upon the Series A Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon any liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock and such Parity Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption. See “Description of Offered Securities - the Series A Preferred Stock—Dividends.”

6

During any dividend period, so long as any Series A Preferred Stock remains outstanding, unless the full dividend payment has been paid on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period:

• no dividend shall be paid or declared on our common stock or other Junior Stock (as defined herein) (other than a dividend payable solely in Junior Stock); and

•      none of our common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (ii) as a result of a reclassification of Junior Stock for or into other Junior Stock, (iii) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock or (iv) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.

The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock (as defined herein) that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series A Preferred Stock or redeem or otherwise repurchase any shares of Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law. See “Risk Factors—Dividends are payable on the Series A Preferred Stock only out of funds legally available therefor and only if they are not prohibited by contractual provisions or law.”

7

Escrow of first 3 Years of Dividend Payments

At the closing of this offering, an amount equal to the first three years of dividend payments, or $9.75 per share of Series A Preferred Stock, from the proceeds from this Offering (the “Dividend Reserve”) shall be retained in the Offering Escrow Account.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, as provided in this Offering Summary under the sections titled “Optional Redemption” and “Special Optional Redemption” below. We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption

The Series A Preferred Stock is not redeemable by us prior to the three-year anniversary of the closing of the Offering, except as set forth under “Special Optional Redemption” below. After that time, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. If we redeem any Series A Preferred Stock, we will only do so by treating all holders of Series A Preferred Stock equally.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid dividends to, but not including, the redemption date.

A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions shall have acquired our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

8

Ranking

The Series A Preferred Stock will rank, with respect to anticipated dividends and distributions upon any liquidation, dissolution or winding-up of our affairs:

•      senior to our common stock and to each other class or series of our capital stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Junior Stock”);

•      on a parity with any class or series of our capital stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Parity Stock”);

•      junior to any class or series of our capital stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Senior Stock”);

•      junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us; and

•      structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

Parity Stock with respect to the Series A Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., semi-annual rather than quarterly), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series A Preferred Stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series A Preferred Stock will be entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of liabilities and obligations to our creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution is made to or set aside for holders of our common stock or any other Junior Stock, a liquidating distribution in the amount of $25.00 per share of Series A Preferred Stock plus all accumulated and unpaid dividends.

Distributions will be made pro rata as to the Series A Preferred Stock and any Parity Stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities and obligations to our creditors, if any. See “Description of the Offered Securities - Series A Preferred Stock—Liquidation Rights.”

9

Limited Voting Rights	The Series A Preferred Stock will not have voting rights, except (i) with respect to certain amendments to the terms of the Series A Preferred Stock, including to permit the issuance of Senior Stock, and (ii) as otherwise required by applicable law. See “Description of the Offered Securities - Series A Preferred Stock—Voting Rights.”

No Maturity Date	The Series A Preferred Stock is perpetual and has no maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, all shares of the Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem or otherwise repurchase them.

No Preemptive or Conversion rights	Holders of the Series A Preferred Stock will not have preemptive or subscription rights to purchase or otherwise acquire more of our stock, including their pro rata share of any offering of shares of any class or series. The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities.

Use of Proceeds	After the Dividend Reserve is withheld in the Offering Escrow Account ($9.75 per each share of Series A Preferred Stock sold) for the payment of the initial three years of dividends, we plan to use the remaining net proceeds from this offering for working capital, general corporate purposes and growth initiatives, including potential future mergers, acquisitions and other similar transactions, although we have no present plans, arrangements or agreements for any such transactions. See “Use of Proceeds.”

Terms of the Offering	The Preferred Units are being offered on a reasonable best efforts basis. There is no minimum dollar amount or number of Preferred Units that must be sold in this offering to conduct a closing. We intend to have one closing for the sale of the Preferred Units offered hereby, but reserve the right to have additional closings. This offering commenced approximately May 11, 2020 and terminates upon the earlier to occur of (i) ninety days from the date hereof, unless extended by us without notice to investors, (ii) when all Preferred Units are sold, or (iii) when so determined by us, in our sole discretion, without notice to investors.

The Preferred Units are offered being offered by us directly through our officers and directors who will receive no sales commission or other direct compensation related to sales of Preferred Units in the offering. We also intend to use broker-dealers, referred to herein as “selling agents” to solicit offers to purchase the Preferred Units. If any selling agents sell any Preferred Units, they will be deemed “underwriters” as that term is defined by Section 2(a)(11) of the Securities Act. We will pay any selling agent’s commissions not to exceed eight (8%) percent of the gross proceeds from sales of Preferred Units they sell.
10

Trading Market; Proposed Trading Symbols	The Preferred Units, the shares of Series A Preferred Stock and the Warrants are each new issuances with no prior trading market. Following the closing of this offering, we intend to seek approval by (i) FINRA for the trading symbols “MODDU,” “MODDA” and “MODDW” (or such other symbols assigned by FINRA) for our Preferred Units, Series A Preferred Stock and Warrants, respectively, and (ii) the OTC Markets, Inc. (“OTC Markets”), to approve our Preferred Units, shares of Series A Preferred Stock and Warrants to be eligible for quotation and trading on the OTCQB. Our common stock is currently quoted on the OTC Pink Open Market under the trading symbol “MODD.” On July 21, 2020, the closing price of our common stock was $0.24 per share. We intend to seek to have our shares of common stock become quoted and trade on the OTCQB. No assurances can be given that our shares of common stock or our other securities will be approved for quotation and trading on the OTCQB.

Transfer Agent and Registrar for the Preferred Units, shares of Series A Preferred Stock and Warrants	Colonial Stock Transfer Company, Inc. (“Colonial Stock Transfer”) will be the registrar and transfer agent for the Preferred Units, Series A Preferred Stock and the Warrants.

Warrant Agent	Colonial Stock Transfer will be the Warrant Agent for the Warrants.

Dividend Payment Agent	SRS Acquiom Inc. will be the Dividend Payment Agent for the Series A Preferred Stock.

Escrow of Subscription Proceeds; Offering Escrow Agent; Offering Escrow Account	Truist Bank will be the escrow agent for this offering (the “Offering Escrow Agent”). Pending the closing of this offering, all subscription funds for the purchase of Preferred Units will be deposited in a bank account at Truist Bank (the “Offering Escrow Account”), which shall be controlled and maintained by the Offering Escrow Agent.

Subscription Procedures

To subscribe for Preferred Units in this offering, you must:

(i)          fully complete date and execute a Subscription Agreement; and

(ii)         deliver the subscription price by cashier’s check or wire transfer of immediately available funds, payable to the Offering Escrow Agent, in accordance with the instructions set forth in the Subscription Agreement.

Risk Factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.
11

Corporate History and Background

We were formed as a corporation under the laws of the State of Nevada in October 1998 under the name Bear Lake Recreation, Inc. We had no material business operations from 2002 until April 2017 when we acquired Quasuras, Inc., a Delaware corporation (“Quasuras”), in the Acquisition (as defined below). Prior to the Acquisition and, since at least 2002, we were a shell company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). On June 27, 2017, in anticipation of the closing of the Acquisition, we changed our name from “Bear Lake Recreation, Inc.” to “Modular Medical, Inc.” and changed our trading symbol from “BLKE” to “MODD.”

The Control Block Acquisition. On April 26, 2017, pursuant to a Common Stock Purchase Agreement, dated as of July 24, 2017, by and among Manchester Explorer, L.P., a Delaware limited partnership (“Manchester”), the Company and certain other persons named therein, Manchester purchased from us 2,900,000 shares of our common stock representing in excess of a majority of our then issued and outstanding common stock, for a purchase price of $375,000 (the “Control Block Acquisition”), resulting in a change in control of the Company. In connection with the Control Block Acquisition, James E. Besser was appointed our president and a director and Morgan C. Frank was appointed our chief executive officer, chief financial officer, secretary, treasurer and a director and immediately following such appointments, our then officers and directors resigned. Mr. Besser is the managing member of and Mr. Frank is the portfolio manager and a consultant to Manchester Management Company, LLC, a Delaware limited liability company (“MMC”). MMC is the general partner of Manchester and JEB Partners, L.P. (“JEB Partners”).

The Acquisition. On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company, Mr. DiPerna, the sole officer, director and a controlling stockholder of Quasuras, Messrs. Besser and Frank (Messrs. Besser, Frank and DiPerna, collectively, the “3 Quasuras Shareholders”), and Quasuras (the “2017 Acquisition Agreement”), the Company acquired all of the issued and outstanding shares of Quasuras owned by the 3 Quasuras Shareholders in exchange for 7,582,060 shares of our common stock of which Messrs. DiPerna, Besser and Frank received 7,220,400 shares, 180,830 shares and 180,830 shares, respectively, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”). Messrs. Besser and Frank each previously purchased for $50,000 approximately 2.25% of the capital stock of Quasuras, and as a result each received 180,830 shares of our common stock in the Acquisition. Simultaneously with the closing of the Acquisition, we completed the 2017 Placement, Manchester cancelled the 2,900,000 shares of our common stock it purchased in the April 2017 Control Block Acquisition, Mr. Besser resigned as our president and a director and Mr. Frank resigned as our chief executive officer, chief financial officer, secretary, and treasurer, but remained a director and Mr. DiPerna was appointed our chairman, chief executive officer, chief financial officer, secretary and treasurer.

On July 28, 2017, we filed a Current Report on Form 8-K, our Super 8-K, with the SEC disclosing the Acquisition, the 2017 Placement, the cancellation of the 2,900,000 Control Block and related transactions. As a result of the filing of our Super 8-K, we ceased being a shell company.

12

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.

An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards.

Corporate Information

Modular Medical, Inc. is a Nevada corporation with its principal business office at 16772 West Bernardo Drive, San Diego, California 92127. Our website can be found at www.modular-medical.com. We do not intend nor are we incorporating any contents from our website into this prospectus.

13

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to invest in our securities. Our business, operating results or financial condition could be adversely affected by any of these risks. The risks described below are not the only ones we face. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. Any then market price of our Preferred Units, Series A Preferred Stock and the Warrants could also decline significantly due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

We are a developmental stage medical device company and have a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve or maintain profitability.

As a development-stage enterprise, we do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses in each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. For the years ended March 31, 2020 and 2019, we incurred net losses of approximately $5.3 million and $2.5 million, respectively. At March 31, 2020, we had an accumulated deficit of approximately $8.6 million. As a result, we will need to raise additional capital in the future, which may or may not be available to us at all or only on unfavorable terms.

We expect to incur losses for the foreseeable future, as we continue the development of, and seek regulatory clearance and approvals for, our insulin pump. As our prototype insulin pump is currently our only product, if it fails to gain regulatory approval and market acceptance, we will not be able to generate any revenue, or explore other opportunities to enhance shareholder value, such as through a sale. If we fail to generate revenue and eventually become profitable, or if we are unable to fund our continuing losses, our shareholders could lose all or a substantial part of their investment.

We might not be able to continue as a going concern which would likely cause our stockholders to lose most or all of their investment.

Our audited financial statements for the year ended March 31, 2020 were prepared under the assumption that we would continue as a going concern. However, our independent registered public accounting firm included a “going concern” explanatory paragraph in its report on our financial statements for the year ended March 31, 2020, indicating that, without additional sources of funding, our cash at March 31, 2020 is not sufficient for us to operate as a going concern for a period of at least one year from the date that the financial statements included in this prospectus are issued. Management’s plans concerning these matters, including our need to raise additional capital, are described in Management’s Discussion and Analysis of Financial Conditions and Results of Operations included in this prospectus and in Note 1 to our consolidated financial statements included in this prospectus. However, we cannot assure you that our plans will be successful. In light of the foregoing, there is substantial doubt about our ability to continue as a going concern. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

The full effects of COVID-19 and other potential future public health crises, epidemics, pandemics or similar events are uncertain and could have a material and adverse effect on our business, financial condition, operating results and cash flows.

The global outbreak of the coronavirus disease 2019, or COVID-19, was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the world economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The extent of the impact on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted.

In accordance with applicable U.S. governmental ordinances generally exempting essential businesses and/or critical infrastructure workforces from mandated closures and orders to “shelter-in-place,” we are operating in support of essential products and services, subject to limitations and requirements in applicable state and county orders. We have been complying with county and state orders and have implemented a teleworking policy for our employees and contractors and significantly minimized the number of employees who visit our office. However, a facility closure, work slowdowns or temporary stoppage at one of our manufacturing suppliers could occur, which could have a longer-term impact and could delay our prototype production and ability to conduct business.

If our workforce is unable to work effectively, including because of illness, quarantines, absenteeism, government actions, facility closures, travel restrictions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted. We may be unable to develop our product, and our costs may increase as a result of the COVID-19 outbreak. The impacts could worsen if there is an extended duration of any COVID-19 outbreak or a resurgence of COVID-19 infection in affected regions after they have begun to experience improvement.

14

We rely on other companies to provide components and to perform services for us. An extended period of supply chain disruption caused by the response to COVID-19 could impact our ability to produce our initial product quantities, and, if we are not able to implement alternatives or other mitigations, product deliveries would be adversely impacted and negatively impact our business, financial condition, operating results and cash flows. Limitations on government operations can also impact regulatory approvals that are necessary for us to operate our business.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets. We were recently able to raise additional capital in a private placement that commenced in March 2020, however, we will need to raise additional capital to support our operations in the future. We may be unable to access the capital markets, and additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

We will need substantial additional funding to complete subsequent phases of our insulin pump product and to operate our business and such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing shareholders.

The discovery, development, and commercialization of new medical devices, such as our insulin pump, entails significant costs. While we believe that we have generally completed the engineering and mechanical aspects of our insulin pump prototype, we still must modify, refine and finalize our insulin pump to, among other things, meet the general needs and preferences of the almost pumper marketplace and the guidelines of third-party payors. To enable us to accomplish these and other related items and continue to operate our business, we will need to raise substantial additional capital and/or enter into strategic partnerships or joint ventures to enable us to:

•	fund clinical studies and seek regulatory approvals;
•	build or access manufacturing and commercialization capabilities;
•	develop, test, and, if approved, market our product;
•	acquire or license additional internal systems and other infrastructure; and
•	hire and support additional management, engineering and scientific personnel.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through the establishment of possible strategic alliances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional equity funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical studies, development programs or future commercialization initiatives. In addition, any additional equity funding that we do obtain will dilute the ownership held by our existing equity holders. The amount of this dilution may be substantially increased if the trading price of our common stock is lower at the time of any financing. Regardless, the economic dilution to shareholders will be significant if our stock price does not increase significantly, or if the effective price of any sale is below the price paid by a particular shareholder. Any debt financing that we obtain in the future could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for such financing that we will require, and we do not have commitments from any third parties to provide any future debt financing. If we fail to obtain funding as needed, we may be forced to cease or scale back operations, and our results, financial condition and stock price would be adversely affected.

We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully complete our studies and/or implement our existing and new products. If we fail to do so, it could materially harm our business and impair the value of our common stock. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business, conducting research, and developing new products. These include, but are not limited to, inadequate funding, failure to obtain regulatory approval, unforeseen research issues, lack of consumer acceptance, competition, sluggish product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date, we have no revenue and we have limited cash liquidity and capital resources. We will need additional capital in the near future. Any equity financings will result in dilution and may contain other terms that are not favorable to our then-existing stockholders. Although we currently do not have any debt financing, any sources of debt financing that we may obtain in the future may result in a high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we will be required to reduce or curtail operations.

15

The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the costs of our clinical studies for our insulin pump product and other development activities conducted by us directly, and our ability to successfully conclude the studies and activities and achieve favorable results;

•	our ability to attract future strategic partners to pay for or share costs related to our product development efforts;

•	the costs and timing of seeking and obtaining regulatory clearance and approvals for our product;

•	the costs of filing, prosecuting, maintaining and enforcing any patents and other intellectual property rights that we may have and defending against potential claims of infringement;

•	decisions to hire additional scientific, engineering or administrative personnel or consultants;

•	our ability to manage administrative and other costs of our operations; and

•	the presence or absence of adverse developments in our research program.

If any of these factors cause our funding needs to be greater than expected, our operations, financial condition, ability to continue operations and stock price may be adversely affected.

Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

•	the costs and results of our clinical studies regarding our insulin pump product;

•	the time and costs involved in obtaining regulatory clearance and approvals;

•	whether we are able to obtain funding under future licensing agreements, strategic partnerships, or other collaborative relationships, if any;

•	the costs of compliance with laws, regulations, or judicial decisions applicable to us; and

•	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and shareholder interests

If we fail to raise additional funds on a timely basis, we will need to scale back our business plans, which would adversely affect our business, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets. See “Our Business – Keep costs low during our design and development process,” below.

Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete.

The diabetes treatment market is subject to rapid technological change and product innovation. Our insulin pump is based on our proprietary technology, but a number of companies, medical researchers and existing pharmaceutical companies are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs and other therapeutics for the monitoring, treatment and/or prevention of insulin-dependent diabetes. Any technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete, which, since our insulin pump is our only product, would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

16

Any failure to attract and retain skilled directors, executives, employees and consultants could impair our product development and commercialization activities.

Our business depends on the skills, performance, and dedication of our directors, executive officers and key engineering, scientific and technical advisors. Many of our current engineering or scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, which may affect their ability to provide services to us in a timely manner. We will need to recruit additional directors, executive management employees, and advisers, particularly engineering, scientific and technical personnel, which will require additional financial resources. In addition, there is currently intense competition for skilled directors, executives and employees with relevant engineering, scientific and technical expertise, and this competition is likely to continue. If we are unable to attract and retain persons with sufficient engineering, scientific, technical and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our operations and financial condition. See “Our Business – Employ experienced engineers, recruited, supervised and led by Mr. DiPerna, a highly experienced respected engineer and executive in the insulin pump industry.”

We have limited internal research and development personnel, making us dependent on consulting relationships.

We consider research and development to be an important part of the process of designing, developing, obtaining regulatory required approvals and the eventual commercialization of our insulin pump. We continue to incur increased research and development expenditures, which are attributable to effort and expenses incurred in designing and developing our innovative insulin pump. We expect to continue to incur substantial costs related to research and development.

We currently have a limited number of research and development personnel, and rely and expect for the foreseeable future to continue to rely, on consultants, whom are not our employees, to perform significant functions for us. As a result, we are and expect to continue for the foreseeable future to be dependent on such third parties. Such third parties may be able to terminate their contractual relationships with us quickly and with little, if any, notice. Although we believe there is a relatively large and readily accessible network of third parties that we can draw from to replace any of our third-party consultants, no assurances can be given that we would be able to quickly and seamlessly find and hire suitable replacements. Any material interruption or delay in our research and development activities performed by our consultants could impair our ability to meet any deadlines and materially impair our then product design and development, regulatory approval and/or commercialization activities which could have a material adverse effect on our business, financial condition and stock price. In addition, if we do not appropriately manage our relationships with our consultants, we may not be able to efficiently manage the development, testing, regulatory approval and eventual commercialization of our insulin pump, which also could have a material and adverse effect on our business, financial condition and stock price.

We will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump as well as in connection with assisting us in the preparation and filing of our FDA submission, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We are dependent on consultants for important aspects of our product development strategy. We do not have the required financial resources and personnel to carry out independently the development of our product, and do not have the capability or resources to manufacture, market or sell our current product. As a result, we contract with and rely on third parties for important functions, including in connection with the development and finalization of our insulin pump, the preparation and filing of our FDA submission and eventual manufacturing and commercialization of our product. We have recently entered into several agreements with third parties for such services. If problems develop in our relationships with third parties, or if such parties fail to perform as expected, it could lead to delays or lack of progress in obtaining FDA clearance, significant cost increases, changes in our strategies, and even failure of our product initiatives.

We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a diabetes related service providing company for the further development and approval of our insulin pump product. At this time, we have not entered into any such strategic alliance. Strategic alliances, if entered into, could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the product that we are currently developing or a product we may explore in the future. We cannot give any assurance that we will be able to enter into strategic relationships with a diabetes related service providing company or others in the near future or at all. In addition, we cannot assure you that any agreements that we do reach will achieve our goals or be on terms that prove to be economically beneficial to us. When we do enter into strategic or contractual relationships, we become dependent on the successful performance of our partners or counter-parties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts. See “Our Business – Employees”

17

We may not receive the necessary regulatory clearance or approvals for our insulin pump, and failure to timely obtain necessary clearances and/or approvals could harm our then operations including to commercialize our product.

Before we can market a new medical device, such as our insulin pump, we must first receive clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that such proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved pre-market approval (“PMA”) and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device.

Certain future modifications made to our product, which we currently expect to be cleared through 510(k), may require a new 510(k) clearance. The 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can last longer. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory approvals could harm our business, including our ability to commercialize our product and our shareholders could lose their entire investment. Furthermore, even if we are granted the required regulatory clearances, such clearances may be subject to significant limitations on the indicated uses for the device, which may limit the market for our product.

If the FDA requires us to go through a lengthier, more rigorous examination for our product than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval for our insulin pump medical device for many reasons, including:

•	our inability to demonstrate to the satisfaction of the FDA that our product is safe or effective for its intended use;

•	the disagreement of the FDA with the design or implementation of our clinical studies or the interpretation of data from our clinical studies;
18

•	serious and unexpected adverse device effects experienced by participants in our clinical studies;

•	the data from clinical studies may be insufficient to support clearance or approval, where required;

•	our inability to demonstrate that the benefits of our pump outweigh the risks;

•	the manufacturing process or facilities we intend to use may not meet applicable requirements; and

•	the potential for approval policies or regulations of the FDA to change significantly in a manner rendering our data or regulatory filings insufficient for clearance or approval.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our product or impact our ability to modify our product after clearance on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain clearance for our pump, increase the costs of compliance or restrict our ability to maintain our current approval. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, the U.S. Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance and approval. Some of these proposals and reforms could impose additional regulatory requirements upon us that could delay our ability to obtain new clearance, increase the costs of compliance or restrict our ability to maintain any clearance or approval we are able to obtain.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

Our competitors may develop products that are more effective, safer and less expensive than ours.

Existing insulin pumps are expensive, with the more popular models having purchase prices exceeding $4,000 for individuals without health insurance and often require significant patient copays. Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for any pumps, except their most technologically proficient and compliant patients and places pumps out of reach for many patients whom cannot afford such out of pocket expenses.

We are engaged in the diabetes treatment sector of the healthcare marketplace, which is intensely competitive. There are current products that are quite effective at addressing the effects of diabetes, and we expect that new developments by other companies and academic institutions in the areas of diabetes treatment will continue. If approved for marketing by the FDA, depending on the approved clinical indication, our product will be competing with existing and future products related to treatments for diabetes.

19

Our competitors may:

•	develop product candidates and market products that increase the levels of safety or efficacy that our product candidates will need to show in order to obtain regulatory approval;

•	develop product candidates and market products that are less expensive or more effective than ours;

•	commercialize competing products before we can launch any products we are working to develop;

•	hold or obtain proprietary rights that could prevent us from commercializing our products; or

•	introduce therapies or market medical products that render our potential product candidates obsolete.

We expect to compete against large medical device companies, such as Medtronic, Inc., Tandem Diabetes Care, Inc. and Insulet Corporation and smaller companies that are collaborating with larger medical device companies, new companies, academic institutions, government agencies and other public and private research organizations. These competitors, in nearly all cases, produce similar products relative to the treatment of diabetes that have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:

•	developing medical device and other product candidates;

•	undertaking testing and clinical studies;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals;

•	formulating and manufacturing medical devices;

•	launching, marketing and selling medical devices; and

•	providing management oversight for all of the above-listed operational functions.

If we fail to achieve superiority over other existing or newly developed products, we may be unable to obtain regulatory approval. If our competitors market medical devices that are less expensive, safer or more effective than our insulin pump, or that gain or maintain greater market acceptance, we may not be able to compete effectively. See “Our Business – Competition” below.

20

We expect to rely on third party manufacturers and will be dependent on their quality and effectiveness.

Our insulin pump requires precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards, including failure to detect or control anticipated or unanticipated manufacturing errors or the frequent occurrence of such errors, could result in patient injury or death, discontinuance or delay of ongoing or planned clinical studies, delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals and other problems that could seriously hurt our business. Contract medical device manufacturers often encounter difficulties involving production yields, quality control and quality assurance and shortages of qualified personnel. These manufacturers are subject to stringent regulatory requirements, including the FDA’s current good-manufacturing-practices regulations. If our contract manufacturers fail to maintain ongoing compliance at any time, the production of our product could be interrupted, resulting in delays or discontinuance of our clinical studies, additional costs and loss of potential revenues. See “Our Business –Our Solution” below.

We may not be able to successfully scale-up manufacturing of our product in sufficient quality and quantity, which would delay or prevent us from developing our product and commercializing our product.

In order to conduct larger-scale or late-stage clinical studies and for commercialization of our insulin pump, if 510(k) clearance is granted, we will need to manufacture it in larger quantities. We may not be able to successfully increase the manufacturing capacity for our product in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If we are unable to successfully scale up the manufacture of our product in sufficient quality and quantity, the development and testing of our product and regulatory approval or commercial launch may be delayed, which could significantly harm our business.

We may be subject to potential product liability and other claims that could materially impact our business and financial condition.

The development and sale of our insulin pump exposes us to the risk of significant damages from product liability and other claims, and the use of our product in clinical studies may result in adverse effects. We cannot predict all the possible harms or adverse effects that may result. We maintain a modest amount of product liability insurance to provide some protection from claims. Nonetheless, we may not have sufficient resources to pay for any liabilities resulting from a personal injury or other claim, even if it is partially covered by insurance. In addition to the possibility of direct claims, we may be required to indemnify third parties against damages and other liabilities arising out of our development, commercialization and other business activities, which would increase our liability exposure. If third parties that have agreed to indemnify us fail to do so, we may be held responsible for those damages and other liabilities as well.

21

Legislative, regulatory, or medical cost reimbursement changes may adversely impact our business.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to the health care system in the U.S. and in other jurisdictions may change the nature of and regulatory requirements relating to innovations in medical devices, testing and regulatory approvals, limit or eliminate payments for medical procedures and treatments, or subject the pricing of medical devices to government control. In addition, third-party payors in the U.S. are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Significant changes in the health care system in the U.S. or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our projected future operating results and our ability to raise capital, commercialize products, and remain in business. See “Our Business – Government Regulations” below.

We are subject to extensive regulation by the U.S. Food and Drug Administration, which could restrict the sales and marketing of our insulin pump and could cause us to incur significant costs.

Our insulin pump is subject to extensive regulation by the FDA. These regulations relate to manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or PMA from the FDA, unless an exemption applies. We may be required to obtain a new 510(k) clearance for significant post-market modifications to our insulin pump. Each of these processes can be expensive and lengthy, and entail significant user fees, unless exempt.

Medical devices may be marketed only for the indications for which they are approved or cleared. Further, 510(k) clearances can be revoked if safety or effectiveness problems develop.

The current regulatory requirements to which we are subject may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by the FDA, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notification, or orders for repair, replacement or refunds

•	voluntary or mandatory recall or seizure of our current or future products;

•	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;

•	imposing operating restrictions, suspension or shutdown of production;

•	refusing our requests for 510(k) clearance or pre-market approval of any new products, new intended uses or modifications to our insulin pump;

•	rescinding 510(k) clearance that has already been granted; and

•	criminal prosecution.

22

The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product and research technologies.

We have applied to the U.S. Patent and Trademark Office for patents on our proprietary fluid movement technology and the configuration of our insulin pump. There is no assurance that these patents will be issued, and no assurance that they will prevent other companies from competing with us. We will continue to attempt to patent our innovations as appropriate to help ensure a sustainable competitive advantage.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering health care product inventions, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in medical device patents. Thus, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If, at some point in the future, one or more products resulting from our product candidates is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us to obtain FDA approval. See “Our Business – Patents,” below.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our product depends on our ability to use, manufacture and sell our product without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the diabetes medical device area. There may be existing patents, unknown to us, on which our activities with our insulin pump candidate could infringe.

If a third party claims that our actions infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

23

•	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process and divert management’s attention from our core business operations;

•	substantial damages for infringement, including consequential damages for lost of profits or market share, if a court determines that our products or technologies infringe on a third party’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and

•	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price.

Healthcare reform laws could adversely affect our product and financial condition.

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including limiting access to care, alternative delivery models and changes in the methods used to determine reimbursement scenarios and rates, are ongoing at the federal and state government levels. There are provisions of law that provide for the creation of a new public-private Patient-Centered Outcomes Research Institute tasked with identifying comparative effectiveness research priorities. For example, establishing a research project agenda and contracting with entities to conduct the research in accordance with the agenda. Research findings published by this institute are publicly disseminated. It is difficult at this time to determine whether a comparative effectiveness analysis impacting our business will be done, and assuming one is, what impact that analysis will have on our insulin pump or our future financial results.

In addition, the Affordable Care Act, or the ACA, and related healthcare reform laws, regulations and initiatives have significantly increased regulation of managed care plans and decreased reimbursement to Medicare managed care. Some of these initiatives purport to, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary. Moreover, to alleviate budget shortfalls, states have reduced or frozen payments to Medicaid managed care plans. We cannot accurately predict the complete impact of these healthcare reform initiatives, but they could lead to a decreased demand for medical devices such as our insulin pump and other outcomes that could adversely impact our business and financial results.

24

Some of the provisions of the ACA have yet to be fully implemented, and certain provisions have been subject to judicial and Congressional challenges. In addition, there have been efforts by the Trump administration to repeal or replace certain aspects of the ACA and to alter the implementation of the ACA and related laws. For example, the Tax Cuts and Jobs Act enacted on December 22, 2017, eliminated the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code of 1986, commonly referred to as the “individual mandate,” effective January 1, 2019. Further, the Bipartisan Budget Act of 2018 among other things, amended the Medicare statute, effective January 1, 2019, to reduce the coverage gap in most Medicare drug plans, commonly known as the “donut hole,” by raising the manufacturer discount under the Medicare Part D coverage gap discount program to 70%. It is unclear how the ACA and its implementation, as well as efforts to repeal or replace, or invalidate, the ACA, or portions thereof, will affect our insulin pump or our business. Additional legislative changes, regulatory changes, and judicial challenges related to the ACA remain possible. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our insulin pump and achieve profitability.

If we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump, if we or any contract manufacturers we select fails to comply with the FDA’s quality system regulations, the manufacturing and distribution of our product could be interrupted, and our product sales and operating results could suffer.

A material step in the process of the commercialization of our product will involve selecting a manufacturer or manufacturers for our pump. We and any future contract manufacturers of our insulin pump will be required to comply with the FDA’s quality system regulations, which impose a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of medical devices. The FDA enforces its quality system regulations through periodic unannounced inspections. We cannot assure you that, in the future, any manufacturing facilities owned by us or any contract manufacturer will pass any quality system inspection. In the event that our or any contract manufacturer’s facilities fails a quality system inspection, the manufacturing or distribution of our product could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of any packaging and labeling operations or then manufacturing operations of any contract manufacturers, or a recall of our insulin pump. If any of these events were to occur, we at such time would not be able to provide our customers with the quantity of insulin pumps that they require on a timely basis, our reputation could be harmed and we could lose any customers we then have, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

We may undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming, could result in meritorious counterclaims against us and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the grounds that the other party’s activities are not covered by our patents. See “Our Business – Intellectual Property” below.

25

We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.

Inventions discovered in the course of performance of contracts with third parties or contractors may become jointly owned by such third party contractors and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions or jointly developed improvements thereto. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business. See “Our Business –Our Solution,” below.

Assuming our insulin pump receives FDA clearance or approval, our insulin pump will still be subject to recalls, which would harm our reputation, business operations and financial results.

Even assuming we obtain FDA approval or clearance with regard to our insulin pump, the FDA has the authority to require the recall of our pump if we commence manufacturing of our insulin pump and we or any contract manufacturers we retain fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of the product. A government-mandated recall could occur if the FDA finds that there is a reasonable probability that our product would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall would divert management’s attention and financial resources and harm our reputation with customers. A recall involving our insulin pump would be particularly harmful to our business, financial condition and results of operations because it is currently our only product.

Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Negative economic conditions and issues with regard to the financial markets, could have a negative impact on our ability to access the capital markets, and thus have a negative impact on our then operations and liquidity. A general shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession in the future. If such occurred, we would face significant challenges if conditions in the capital markets did not improve. Our ability to access the capital markets under such circumstances could be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital under such circumstances, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long such negative conditions might continue.

26

Because our current insulin pump prototype is still in the development stage, it does not have reimbursement and is not approved for insurance coverage. If in the future we are approved for and are otherwise able to commercialize our insulin pump, but are unable to obtain adequate reimbursement or insurance coverage for such product from third-party payors, we will be unable to generate significant revenue.

Because our current insulin pump prototype is still in the development stage, it does not have reimbursement and is not approved for insurance coverage. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain. In the United States, patients using insulin pumps are generally reimbursed for all or part of the product cost by Medicare or other third-party payors. Any future commercial success of our insulin pump will be substantially dependent on whether third-party coverage and reimbursement is available for future customers. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide adequate reimbursement for our insulin pump, assuming we are able to fully develop and obtain all regulatory approval to market it in the United States. Accordingly, unless government and other third-party payors provide coverage and reimbursement for our insulin pump, patients may not use it, which would cause investors to lose their entire investment.

We are subject to the oversight of the SEC and other regulatory agencies. Investigations by those agencies could divert management’s focus and could have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight of the SEC and state regulatory agencies, in addition to the FDA. As a result, we may face legal or administrative proceedings by these agencies. We are unable to predict the effect of any investigations on our business, financial condition or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business. See “Our Business – Government Regulation” below.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company,” and are subject to lesser disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our operating results and financial prospects.

Risks Related to this Offering and Ownership of the Preferred Units, our Series A Preferred Stock and the Warrants

This is a reasonable best efforts offering, no minimum dollar amount or number of Preferred Units is required to be sold, and we may not raise the amount of capital we believe is required for our business.

We are seeking to raise up to $50,000,000 from the sale of the Preferred Units. We will deposit approximately 39% of the gross proceeds in the Dividend Payment Account, from which the Dividend Payment Agent will make payments of dividends on the Series A Preferred Stock for three years from the date of issuance of the Preferred Units. The remaining proceeds will be used by us for working capital, general corporate purposes and growth initiatives, including potential future mergers and acquisitions and similar transactions, although the Company has no present plans, arrangements or agreements for any such transactions. This is a reasonable best efforts offering and there is no minimum dollar amount or number of Preferred Units that must be sold to conduct a closing. As a result, we may not raise sufficient funds to meet our working capital and other operating and business expenses to be able to carry out our business since we are continuing to lose money. In that event, we will be required to seek other financing which, if available, may be very dilutive and expensive. In that event, your investment will be adversely affected and you could lose your entire investment.

27

The Series A Preferred Stock is equity and therefore is subordinated to our existing and future indebtedness.

The shares of Series A Preferred Stock are equity interests and do not constitute indebtedness. As such, the Series A Preferred Stock is subordinated to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us and is structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and any future preferred stock of our subsidiaries. The Series A Preferred Stock would also rank junior to any Senior Stock that we may issue in the future (subject to the required consent of the outstanding Series A Preferred Stock).

Dividends are payable on the Series A Preferred Stock out of funds legally available therefor and only if they are not prohibited by contractual provisions or law.

Dividends on our Series A Preferred Stock are payable only out of funds legally available therefor. In addition, we may become subject to contractual restrictions, including any agreement relating to our indebtedness, on our ability to pay dividends in the future, whether under indebtedness or otherwise. No dividends on the Series A Preferred Stock shall be paid (or declared and a sum sufficient for the payment thereof set aside) at such time as any such contractual provisions prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law.

We may not redeem the Series A Preferred Stock; Dividend Payments after 3 years.

The Series A Preferred Stock will be a perpetual equity security. The Series A Preferred Stock will have no maturity or mandatory redemption date and will not be redeemable at the option of holders. The Series A Preferred Stock may be redeemed by us at our option either in whole or in part, from time to time, on or after the three (3) year date of the closing of this offering, except upon a Change of Control. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend, among other things, upon our available cash, our business strategy as well as general market conditions at such time. We currently do not have any revenues or income and we have relied on sales of our securities to fund all of our capital requirements. Moreover, no assurances can be given that in the future we will have revenues income or other sources of capital to redeem all or any of our Series A Preferred Stock or to make dividend payments on our Series A Preferred Stock in 3 years after the Dividend Reserve in the Dividend Payment Account has been used to pay 3 years of dividends on our Series A Preferred Stock. Accordingly, we may never be able to redeem our Series A Preferred Stock or pay dividends thereon after such 3-year period.

The Preferred Units, the Series A Preferred Stock and the Warrants may not have an active trading market.

The Preferred Units, the Series A Preferred Stock and the Warrants are new issues of securities and do not have an established trading market. Although following the commencement of this offering and the approval by FINRA of trading symbols for the Preferred Units, the Series A Preferred Stock and the Warrants, we intend to apply to the OTC Markets to have such securities and our common stock become eligible for quotation and trading on the OTCQB, there is no guarantee that such applications will be approved or if approved, we cannot assure you that an active market for such securities will develop or be sustained or that holders of such securities will be able to sell such securities at favorable prices or at all.

28

The voting rights of holders of the Series A Preferred Stock are limited.

Holders of the Series A Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. The limited voting rights of holders of the Series A Preferred Stock include the right to vote as a single class on certain matters that may affect the preference or special rights of the Series A Preferred Stock including the issuance of Senior Stock, as described under “Description of the Offered Securities - Series A Preferred Stock—Voting Rights.”

We may not be able to declare and pay dividends on the Series A Preferred Stock, if we fail to comply with the conditions imposed by applicable Nevada law.

Section 78.288 “Distributions to stockholders” of the Nevada Revised Statute provides that we may not declare and pay cash dividends on the Series A Preferred Stock if (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. There can be no assurance that we will satisfy such requirements at any given time.

If we redeem the Series A Preferred Stock, investors will no longer be entitled to dividends.

Commencing on or after three years following the termination of this offering, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time-to-time, based upon the payment of the $25.00 liquidation amount per share of Series A Preferred Stock plus accrued dividends. However, upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 and nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the date of such written notice. We may have an incentive to redeem the Series A Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on the Series A Preferred Stock. If we redeem the Series A Preferred Stock, then from and after the redemption date, dividends will cease to accrue on the shares of Series A Preferred Stock, that have been redeemed, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

The offering price and exercise price and other terms of this offering have been arbitrarily determined and may not be indicative of future market prices.

The offering price of the Preferred Units and the exercise price of the Warrants was not established in a competitive market, but was arbitrarily determined by us. The offering price and exercise price bears no relationship to our assets, book value, historical results of operations or any other established criterion of value, and may not be indicative of the fair value of our Series A Preferred Stock. The trading price of the Preferred Units, the shares of Series A Preferred Stock and the Warrants that will prevail in the market in the future may be higher or lower than the price per Preferred Unit, share of Series A Preferred Stock and Warrant that investors pay in this offering.

29

Holders of our Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our Common Stock upon exercise of your Warrants, you will have no rights with respect to shares of our Common Stock issuable upon exercise of your Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a Common Stockholder only as to matters for which the record date occurs after the exercise date.

The market price of our common stock may never exceed the exercise price of the Warrants issued in connection with this offering.

The Warrants will expire five years from the date of issuance. The market price of our common stock is currently below and may never exceed the exercise price of the Warrants prior to their date of expiration. Any Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant holder.

The Warrants are executory contracts and they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Risks Relating to Our Common Stock

Our shares of common stock are quoted on the OTC Pink Open Market, and there is no active trading market for our common stock.

Our shares of common stock are traded on the OTC Pink Open Market. There is currently no trading market, and for over three years there has not been any active trading market for our common stock. There can be no assurance that an active trading market for our common stock will develop, or, even if one develops, it will be sustained.

We do not expect any cash dividends to be paid on our shares of common stock for the foreseeable future.

We have never declared or paid a cash dividend and we do not anticipate declaring or paying dividends on our common stock for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure stockholders of a positive return on their investment when they sell their shares or that stockholders will not lose the entire amount of their investment. See “Description of Our Common Stock – Dividend Policy” below. In addition, no dividend is permitted to be declared and/or paid on our shares of common stock unless and until we have made all required dividend payments on the then-outstanding Series A Preferred Stock.

30

If the beneficial ownership of our common stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; agreement to elect directors.

As of March 31, 2020, our executive officers, directors and certain persons who may be deemed their affiliates beneficially owned substantially in excess of 50.1% of our issued and outstanding common stock. As a result, such persons may exercise substantial influence over the outcome of corporate actions requiring stockholder approval including, without limitation, the election of directors, certain mergers, consolidations and sales of all or substantially all of our assets or any other significant corporate transactions. Such persons may also vote against a change of control, even if such a change of control would benefit our other shareholders. In addition, pursuant to the July 2017 Agreement, until July 24, 2022, our board of directors will consist of no less than two and no more than five directors, of which Mr. DiPerna, in addition to being our chairman, has the right to appoint two additional directors, which Manchester has the right to appoint two directors, of which Mr. DiPerna approved William Febbo and Liam Burns and Manchester approved Morgan Frank and Carmen Volkart. As a result of such agreement, until July 24, 2022, other stockholders will not have the ability to elect any directors either at the annual meeting or by written consent, even if such other stockholders believe that our board of directors is taking actions to which the shareholders object. See “Security Ownership of Certain Beneficial Owners and Management” below.

Sale of our common stock by shareholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock that would be caused by the sale of material amounts of our common stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of the first sale of shares covered by this prospectus, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior September 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

31

Our common stock may be classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Our common stock is traded on the OTC Pink Open Market. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common shares may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our common stock. We believe that the penny stock rules may discourage investor interest in and limit the marketability and reduce the level of trading activity of our common shares. The market price of our common stock may suffer as a result. See “Plan of Distribution.”

Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, or at prices per share below the current market price of our common stock, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. Moreover, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock and make it more difficult for us to raise additional capital.

32

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Currently our board of directors has the authority to designate and issue up to 5,000,000 shares of our preferred stock without further shareholder approval, of which 2,000,000 of such shares have been authorized by our board of directors as Series A Preferred Stock and are being offered for sale in our ongoing preferred stock public offering. In the future, our board of directors could authorize the issuance of one or more additional series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing shareholders. See “Description of our Securities” below.

If we are unable to effectively implement or maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations require our management to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Based on its evaluations, our management concluded that there were material weaknesses in our internal control over financial reporting and management concluded that our internal controls over financial reporting were not effective as of March 31, 2019. Such material weaknesses related to inadequate internal controls over financial reporting, and the lack of segregation of duties in our financial reporting process. Specifically, management noted that we do not have a separately designated audit committee or an independent director. Thereafter, during fiscal 2020, we implemented remediation activities to address such weaknesses, including appointing new independent directors to our board of directors and forming an audit committee. Although we have formed an audit committee to provide oversight and we plan to expand that committee to have additional members in the near future, currently that committee consists of just one person and no formal audit committee chatter or responsibilities have been developed or implemented. It also should be noted that, on January 29, 2018, William Febbo, one of our two independent directors, in response to a FINRA Regulatory Action, consented to the sanctions and to the entry of findings that he, as the financial and operations principal of his member firm, permitted that firm to conduct a securities business while below its net capital requirement, without admitting or denying the facts relating to such findings. At that time, Mr. Febbo was suspended by FINRA for 10 business days. While we believe we have remediated the material weaknesses identified in fiscal 2019, such that management determined that our internal controls over financial reporting were effective as of March 31, 2020, we cannot assure that, in the future, a material weakness or significant deficiency will not exist or otherwise be discovered. If that were to happen, it could harm our operating results and cause shareholders to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our securities.

Our board of directors is able to adopt recapitalizations through forward or reverse splits of our outstanding shares of common stock without shareholder approval.

Pursuant to our amended and restated articles of incorporation, our board of directors has the power, without obtaining shareholder approval, to effectuate recapitalizations of the Company through forward or reverse splits of our outstanding common stock. As a result of such provision, our board of directors can implement recapitalizations of the Company by effectuating a forward or reverse stock split of our outstanding common stock, which would increase or decrease each of our shareholder’s number of shares owned, and our shareholders will have no right to approve or disapprove any such action even if such actions have a material adverse effect on them.

Our Series A Preferred Stock has required annual dividend payments and senior liquidation rights to our common stock.

Although we will escrow at each closing of our preferred stock public offering, three years of 13% dividend payments for each share of Series A Preferred Stock sold therein, which escrow funds will be used to pay three years of dividend payments on outstanding shares of our Series A Preferred Stock, following such three-year period, we will be required to make such dividend payments from funds then available to us. Additionally, we may elect in our discretion to redeem a portion or all of any then outstanding Series A Preferred Stock following the date three years from the closing of such offering to the extent we have funds available to use for such purposes. Our failure to make required dividend payments would result in a breach of our obligations to the holders thereof. Moreover, upon any liquidation and/or similar events of us, we are required to make liquidation payments of $25.00 plus any accrued, but unpaid, dividends to holders of the then-outstanding Series A Preferred Stock prior to making any such payments to the holders of then outstanding shares of our common stock.

33

USE OF PROCEEDS

Assuming that we sell all of the 2,000,000 Preferred Units offered hereby, we estimate that we will receive net proceeds of approximately $45,700,000, after deducting 8% selling agent commissions ($4,000,000) and estimated offering expenses of approximately $300,000 payable by us, based on an assumed public offering price of $25.00 per Preferred Unit.

Of such $45,700,000 of estimated net proceeds, $19,500,000 (39% of the gross proceeds of the offering) ($9.75 per Preferred Unit), will, as a condition to the release of any other net proceeds, be transferred directly by the Offering Escrow Agent from the Offering Escrow Account to the Dividend Payment Account for the purpose of ensuring funds will be available to pay holders of Series A Preferred Stock three years of dividends on the Series A Preferred Stock and the remaining approximately $26,200,000 of net proceeds will be transferred to us.

We intend to use such remaining net proceeds from this offering for working capital, general corporate purposes and growth initiatives, including potential future mergers, acquisitions and other similar transactions, although we have no present plans, arrangements or agreements for any such transactions. We currently estimate that the $26,200,000 of net proceeds, which assumes that all 2,000,000 units are sold in the offering, will be used for the following purposes (in order of priority):

•	$16,000,000 for general corporate purposes (including anticipated negative cash flows until we achieve and maintain profitability);
•	$5,200,000 for working capital; and
•	$5,000,000 for potential, unidentified growth initiatives.

The allocations above are estimates and subject to change, as we execute our business plan. We are a development-stage company and have yet to generate any revenue; our business plan is subject to change and requires flexibility, as we attempt to obtain FDA approval of our product and bring our product to market Reallocation of the allocation estimates above may be caused by, among other things, competition, changing economic and market conditions, our ability to obtain FDA clearance for our product, our ability to successfully manufacture our products at a competitive cost, our ability to raise additional capital and our identification of complementary merger, acquisition or similar transaction opportunities that would strengthen our market position and provide additional opportunities for growth.

In addition, the amount and timing of what we actually spend for these purposes may vary and will depend on a number of factors, including, without limitation, our future revenue and cash generated by operations, if any, and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money market funds and investment-grade debt securities.

Because there is no minimum offering dollar amount or number of Preferred Units that must be sold in this offering to effectuate the closing, the actual offering amount, selling agent commissions, future dividend payments (after 3 years) and the remaining proceeds to us are not presently determinable and may be substantially less than the amount set forth above. We may sell fewer than all of the Preferred Units offered hereby, which may significantly reduce the amount of remaining net proceeds available to us. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us.

34

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of March 31, 2020, and on a pro-forma, as adjusted basis, reflecting sale of all of the Preferred Units offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

The pro forma information set forth in the table below is illustrative only.

As of March 31, 2020 (in thousands)

		Pro
	Actual	Forma
Cash and cash equivalents	$3,122	$29,322
Restricted cash	—	19,500
Stockholders’ equity:
Common stock, $0.001 par value, 50,000 shares authorized; 17,870 shares issued and outstanding, actual and pro forma	18	18
Series A Preferred stock, $0.001 par value; 2,000 shares authorized and none outstanding, actual; 2,000 shares authorized and outstanding, pro forma	—	2
Preferred stock, $0.001 par value; 3,000 shares authorized and undesignated, actual and pro forma; no shares issued and outstanding, actual and pro forma	—	—
Additional paid-in capital	10,505	56,504
Common stock issuable	924	924
Accumulated deficit	(8,569)	(8,569)

Total stockholders’ equity	2,878	48,879
Total capitalization	$6,000	$97,701

35

PLAN OF DISTRIBUTION

The Offering

The Preferred Units are being offered on a reasonable best efforts basis. We intend to have only one closing for the sale of the Preferred Units offered hereby, but reserve the right to have additional closings. There is no dollar amount or number of Preferred Units that must be sold in this offering to conduct such closing. All subscription funds for the purchase of Preferred Units offered pursuant to this prospectus shall be deposited and held in the Offering Escrow Account, maintained and controlled by the Offering Escrow Agent.

It is anticipated that the Preferred Units, the Series A Preferred Stock and the Warrants sold in this offering will be issued in book-entry, uncertificated form.

The Preferred Units will be offered by us through our officers, directors and one or more controlling shareholders who will receive no sales commission or other direct compensation related to sales of Preferred Units in the offering.

Selling Agents

We also intend to use broker-dealers, referred to herein as “selling agents” to solicit offers to purchase the Preferred Units. If any selling agents sell any Preferred Units, they will be deemed “underwriters” as that term is defined by Section 2(a)(11) of the Securities Act. We will pay any selling agent’s commissions not to exceed eight percent (8%) of the gross proceeds from sales of Preferred Units it sells.

Subscription Procedures

To subscribe for Preferred Units in this offering, you must:

•	execute and deliver a Subscription Agreement; and

•	deliver the subscription price by check, cashier’s check or wire transfer of immediately available funds, payable in accordance with the instructions set forth in the Subscription Agreement.

The Subscription Agreement requires you to disclose your name, address, social security or tax identification number, telephone number, email address, number of Preferred Units you are purchasing, and the aggregate subscription price you are paying for your Preferred Units.

Acceptance of Subscriptions

Upon our acceptance of a subscription amount and receipt by the Offering Escrow Agent of full and timely payment of cleared funds, we shall countersign and return your fully executed Subscription Agreement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Once delivered, you have no right to a return of your subscription funds.

Indemnification and Contribution

We have the right to indemnify the selling agents against liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Subscription Escrow Agreement

Pursuant to the subscription escrow agreement between the Company and Truist Bank as escrow agent, the Company will deposit with the escrow agent all subscription proceeds received for purchases of Preferred Units in the offering. Upon written notice from the Company stating that it intends to effectuate a closing of the offering, the escrow agent will disburse all subscription proceeds then held by the escrow agent and any earnings thereon in accordance with written directions provided by the Company and thereupon the agreement will terminate, unless the Company informs the escrow agent prior to the closing that it intends to conduct one or more additional closings, in which event, the agreement will continue in accordance with its terms through termination. The escrow agent will invest subscription proceeds in accordance with the terms of the agreement. Pursuant to the agreement, the escrow agent has been granted a prior lien upon, a first priority security interest in, and can deduct any unpaid fees from the subscription proceeds with respect to its unpaid fees, non-reimbursed expenses, and unsatisfied indemnification rights.

36

Miscellaneous

A prospectus in electronic format may be made available on websites maintained by us and any selling agent retained by us. These websites and the information contained on these websites, or connected to these websites, are not incorporated into and are not a part of this prospectus. In connection with the offering, we or selling agents may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Selling agents may not confirm sales of Preferred Units offered by this prospectus to accounts over which they exercise discretionary authority. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Penny Stock Rules / Section 15(g) of the Exchange Act

Our securities may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 (including spouse’s net worth and may include the fair market value of home furnishings and automobiles, but excluding from the calculation the value any primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)) or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination and that it is unlawful to effect the transaction without written authorization for the transaction from the customer.

The application of the penny stock rules may affect your ability to resell your Preferred Units and the shares of Series A Preferred Stock and the Warrants included therein due to broker-dealer reluctance to undertake the above-described regulatory burdens.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or any other shares of capital stock. Except for the 13% dividends payable to the holders of Series A Preferred Stock as described elsewhere in this prospectus from the Dividend Payment Account on a quarterly basis, we currently intend to retain any future earnings and do not expect to pay any dividends on any other securities, including our common stock for the foreseeable future. Any future determination to declare cash dividends (other than on the Series A Preferred Stock) will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Nevada law may limit when we can pay dividends on our securities. Further our continuing losses require us to use funds we receive in financings to meet our working capital needs. See “Description of Offered Securities – Dividends.”

37

DESCRIPTION OF OUR SECURITIES

Our amended and restated articles of incorporation authorize us to issue 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Each shareholder of our common stock is entitled to a pro rata share of any cash distributions made to holders of our common stock, including any dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, under our governing documents, subject to the July 2017 Agreement, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. See “Management – Composition of our Board of Directors.” However, as a result of the rights of certain persons, including our chief executive officer and an affiliate of one of our directors on our board of directors, to appoint all of our directors until July 24, 2022, shareholders will not have the ability to elect any directors either at the annual meeting or by written consent. See “Management – Arrangements for Appointments of directors.”

The holders of our common stock are entitled to receive dividends when and if declared by our board of directors from funds legally available therefore. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

We have never paid dividends on our common stock and have no current plans to do so. We currently anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, and other factors that the board of directors, in its discretion, may deem relevant. There are no restrictions, other than applicable law, on the ability of the board of directors to declare and pay dividends. As of April 28, 2020, we sold approximately 374,000 shares at a purchase price of $2.87 in our ongoing private placement.

Preferred Stock

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, without stockholder approval, of which such preferred shares have been designated Series A Cumulative Perpetual Redeemable Preferred Stock which are defined in and being offered for sale pursuant to this prospectus as “Series A Preferred Stock.” To date, we have not issued any of our preferred stock.

Our board of directors has the authority, subject to any limitations prescribed by Nevada law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF OFFERED SECURITIES

The following description summarizes the most important terms of the Preferred Units, the Series A Preferred Stock and the Warrants. This summary does not purport and is not intended to be a complete description of such securities and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation, the Certificate of Designations of the Series A Preferred Stock, our Amended and Restated Bylaws, the form of Warrant and the Warrant Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Preferred Units

Pursuant to this prospectus, we are offering for sale 2,000,000 Preferred Units, each Preferred Unit consisting of (i) one (1) share of our Series A Preferred Stock and (ii) three Warrants each to purchase one (1) of share of our common stock. The Series A Preferred Stock and the Warrants will be issued separately but may only be purchased as a Preferred Unit. We are also registering the shares of common stock issuable from time to time upon exercise of the Warrants included in each Preferred Unit.

38

Series A Preferred Stock

General

The Series A Preferred Stock represent a single series of our authorized preferred stock. If we sell in this offering all 2,000,000 Preferred Units offered by this prospectus, we will have outstanding 2,000,000 shares of our Series A Preferred Stock. Holders of the Series A Preferred Stock have no preemptive rights. Shares of the Series A Preferred Stock, upon issuance against full payment therefor, will be fully paid and nonassessable.

The Series A Preferred Stock will rank senior to our common stock and other shares of Junior Stock (as defined herein) and equally with any Parity Stock (as defined herein) that we may issue (except for any Senior Stock (as defined herein) that may be issued with two-thirds consent of the holders of the Series A Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of our affairs. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up of our affairs only out of legally available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

The shares of Series A Preferred Stock are equity interests in the Company, do not constitute indebtedness. As such, the Series A Preferred Stock is subordinated to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The Series A Preferred Stock would also rank junior to any Senior Stock that we may issue in the future.

The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or our other obligation to redeem, repurchase or retire the Series A Preferred Stock.

Dividends

Dividends on the Series A Preferred Stock will be payable when and if declared by our board of directors or a committee of our board of directors out of funds legally available therefor on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year, provided that if any scheduled dividend payment date is not a business day (as defined herein), then the payment will be made on the next succeeding business day and no additional dividends or interest will accrue as a result of that postponement. Dividends will be payable out of amounts legally available for the payment of dividends at an annual rate equal to 13% of the $25.00 liquidation preference per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock will be cumulative from, and including, the date of original issuance of the Series A Preferred Stock. “Business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

Each date on which dividends are payable pursuant to the foregoing clause, subject to adjustment as provided above, is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record as of the close of business on the 15th calendar day before such dividend payment date or such other record date not more than 60 calendar days nor less than 10 calendar days preceding such dividend payment date fixed for that purpose by the Board or any duly authorized committee of the Board in advance of payment of each particular dividend. Dividend record dates will apply regardless of whether a particular dividend record date is a business day. In the case of payments of dividends payable in arrears, the record date with respect to a dividend payment date will be such date as may be designated by the Board or any duly authorized committee of the Board.

A pro-rated initial dividend on the Series A Preferred Stock is expected to be paid on October 15, 2020. The amount of the dividend per share of Series A Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

“Dividend period” means each period commencing on (and including) a dividend payment date and continuing to, but excluding, the next succeeding dividend payment date, except that the first dividend period for the initial issuance of Series A Preferred Stock shall commence on (and include) the original issue date.

Dividends on the Series A Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. Accordingly, a dividend on the Series A Preferred Stock is not paid on a dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon any liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the Series A Preferred Stock.

We will not declare or pay, or set aside for payment, full dividends on the Series A Preferred Stock or any Parity Stock for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security.

39

When dividends are not paid in full on the Series A Preferred Stock or any Parity Stock on any dividend payment date (or, in the case of Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock), all dividends payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per Series A Preferred Stock and all such Parity Stock payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other. Any portion of such dividends not paid that are payable upon the Series A Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock and such Parity Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption.

During any dividend period, so long as any Series A Preferred Stock remains outstanding, unless the full cumulative dividends have been paid on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security:

•	no dividend shall be paid or declared on our common stock or any other shares of Junior Stock (as defined herein) (other than a dividend payable solely in shares of Junior Stock); and

•	none of our common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock, or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.

The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series A Preferred Stock or redeem or otherwise repurchase any shares of Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law.

As of the date of this prospectus, we do not have (i) any Junior Stock other than the common stock, (ii) any Parity Stock, or (iii) any Senior Stock outstanding.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our board of directors or any duly authorized committee of our board of directors may be declared and paid on our common stock and any other Junior Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Ranking

The Series A Preferred Stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative) and distributions upon any liquidation, dissolution or winding-up of our affairs:

•	senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Junior Stock”);

•	on a parity with any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Parity Stock”);

•	junior to any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Senior Stock”);

40

•	junior to all of our existing and future indebtedness (including outstanding indebtedness under our credit facilities, our outstanding unsecured senior notes and our outstanding commercial paper) and other liabilities with respect to assets available to satisfy claims against us; and

•	structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and any future preferred stock of our subsidiaries.

Except as otherwise required by law, we may issue Parity Stock and Junior Stock at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. Our ability to issue any Senior Stock is limited as described under “—Voting Rights.”

Parity Stock with respect to the Series A Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods, payment of dividends (whether cumulative or non-cumulative), payment dates or record dates than the Series A Preferred Stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series A Preferred Stock and any Parity Stock will be entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of all liabilities and obligations to our creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution of assets is made to or set aside for holders of common stock and any other Junior Stock, in full a liquidating distribution in the amount of $25.00 per share of Series A Preferred Stock, plus all accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference (as defined below).

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of any Parity Stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any unpaid, accumulated, cumulative dividends, whether or not declared (and, in the case of any Parity Stock on which dividends accumulate on a non-cumulative basis, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of the Series A Preferred Stock and any holders of Parity Stock, the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.

For purposes of this “—Liquidation Rights” section, neither our merger or consolidation into or with any other corporation, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, nor a sale, transfer or lease of all or part of our assets, will be deemed a liquidation, dissolution or winding-up of our affairs.

41

The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock even though it is substantially in excess of the par value thereof.

Optional Redemption

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series A Preferred Stock at our option in whole or in part, from time to time, on or after the date 3 years from the issuance of our Preferred Units, at a redemption price in cash equal to $25.00 per share of Series A Preferred Stock, plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, the date fixed for redemption.

Upon the occurrence of a Change of Control, whether before or after the three year anniversary of the date of the first issuance, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred stock, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions shall have acquired our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Redemption Procedures

If the Series A Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock is held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder;

•	the redemption price;

•	the place or places where holders may surrender certificates evidencing the Series A Preferred Stock for payment of the redemption price; and

•	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate from and after such redemption date.

42

If notice of redemption of any Series A Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series A Preferred Stock, and such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released by us, after which time the holders of such Series A Preferred Stock so called for redemption shall look only to us for payment of the redemption price of such Series A Preferred Stock.

In case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, if applicable, in accordance with the applicable procedures of DTC or any other similar facility in compliance with then-applicable rules of any stock exchange or other trading platform our securities trade or are quoted upon).

Voting Rights

Except as provided below or as otherwise required by applicable law, the holders of the Series A Preferred Stock will have no voting rights.

So long as any Series A Preferred Stock remains outstanding, in addition to any other vote or consent of shareholders required by law, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock and all other series of voting preferred stock (subject to the immediately succeeding paragraph below) entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of our certificate of incorporation or the Certificate of Designations for the Series A Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or the distribution of assets upon any liquidation, dissolution or winding-up of our affairs;

•	amend, alter or repeal the provisions of our articles of incorporation or the Certificate of Designations for the Series A Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole; or

43

•	consummate a binding share exchange or reclassification involving the Series A Preferred Stock or our merger or consolidation with another entity, unless in each case (i) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (ii) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, has such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon any liquidation, dissolution or winding-up of our affairs will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the Series A Preferred Stock and one or more, but not all, series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only the series materially and adversely affected by such event and entitled to vote shall vote on the matter together as a single class (in lieu of all other series of voting preferred stock).

To the fullest extent permitted by the law, without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series A Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•	to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations for the Series A Preferred Stock and that does not adversely affect the rights of any holder of the Series A Preferred Stock; or

•	to make any other change that does not adversely affect the rights of any holder of the Series A Preferred Stock (other than any holder that consents to such change).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect such redemption.

44

Warrants

Duration and Exercise Price

Each Warrant issued in this offering entitles the registered holder to purchase one share of our common stock at an exercise price equal to $11.00, subject to adjustment as provided below, immediately following the issuance of such Warrant and terminating at 5:00 p.m., New York City time, five (5) years following the date of issuance.

Exercise

The Warrants will be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised. As promptly as reasonably practicable, certificates representing the shares of common stock purchase will be delivered to the warrant holder. The Warrants may be exercised in whole or in part.

Payments

The Warrants will be exercisable for cash, or on a cashless basis, at any time and from time to time after the date of issuance.

Fractional Shares

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Limitation on Exercise

The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). Our obligation to issue shares of common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

45

Adjustment

The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. If, at any time after the initial issuance of the Warrants, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue, any of our common stock or securities convertible into or exercisable for shares of our common stock at an effective price per share that is lower than the then exercise price of the Warrant, then the exercise price will be reduced to equal such lower price, subject to a floor of 60% of the $11.00 original exercise price of the Warrants; except that no adjustment will be made with respect to issuances of (i) securities pursuant to our equity compensation plans, (ii) securities issuable upon the exercise, exchange or conversion of securities exercisable, exchangeable or convertible into shares of our common stock issued and outstanding on the date of closing of this offering, provided that such securities have not been amended since the date of the securities purchase agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (iii) securities issued pursuant to mergers, acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, (iv) securities issued in a capital raise resulting of no less than $10,000,000 of gross proceeds to us and the final closing of such offering is either (a) in connection with an initial listing of our common stock on Nasdaq, the NYSE or another stock exchange, or (b) following the date our common stock commenced trading on the Nasdaq, the NYSE or another stock exchange, and (v) shares of our common stock sold by us at $2.87 per share in our current private placement.

Fundamental Transactions

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or the surviving entity is required to assume the obligations under the Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require us or the successor entity to purchase the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction is not within our control, including not approved by our board of directors or the consideration is not in all stock of the successor entity, the holder will only be entitled to receive from us or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

46

Rights as Stockholders

The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant Agent

Colonial Stock Transfer will be the Warrant Agent for the Warrants.

Transfer Agent and Registrar

Colonial Stock Transfer will be the registrar and transfer agent for the Preferred Units, the Series A Preferred Stock and the Warrants. Colonial Stock Transfer is the registrar and transfer agent for our common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be applicable to “U.S. holders” and “Foreign holders” (each as defined below) with respect to the purchase, ownership and disposition of the Series A Preferred Stock offered by this prospectus. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series A Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series A Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass- through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding the Series A Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock.

47

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes certain U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series A Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of Series A Preferred Stock and you are for U.S. federal income tax purposes;

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General

At the closing of this offering, an amount equal to the first three years of dividend payments, or $9.75 per share of Series A Preferred Stock, from the proceeds from this Offering (the “Dividend Reserve”) shall be retained in the Offering Escrow Account. Of such $45,700,000 of estimated net proceeds, $19,500,000 (39% of the gross proceeds of the offering) ($9.75 per Preferred Unit), will, as a condition to the release of any other net proceeds, be transferred directly by the Offering Escrow Agent from the Offering Escrow Account to the Dividend Payment Account for the purpose of ensuring funds will be available to pay holders of Series A Preferred Stock three years of dividends on the Series A Preferred Stock.

When the funds in the Dividend Reserve are paid to shareholders with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined under the Code. We do not, however, currently have significant current or accumulated earnings and profits. Any portion of a distribution that exceeds such earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A Preferred Stock on a share-by-share basis and will be non-taxable to the recipient. The excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.”

Under current law, dividends received by individual holders of the Series A Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to Series A Preferred Stock that is held for 60 days or less during the 121 day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series A Preferred Stock that is held for 90 days or less during the 181 day period beginning on the date which is 90 days before the date on which the Series A Preferred Stock becomes ex-dividend). Also, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual shareholder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such shareholder’s holding period for the stock. In addition, dividends recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

48

Dividends received by corporate shareholders generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate shareholders of the Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its basis in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of the Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Code Section 1059 to any dividends it may receive on the Series A Preferred Stock.

Constructive Distributions on Series A Preferred Stock

A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock. The constructive distribution of property equal to the redemption premium would accrue without regard to the holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) pursuant to Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series A Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A Preferred Stock is uncertain.

49

We have the right to call the Series A Preferred Stock for redemption (the “call option”), and have the option to redeem the Series A Preferred Stock upon any Change of Control (the “contingent call option”). The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call option is equal to the liquidation preference of the Series A Preferred Stock (i.e., $25.00, plus accrued and unpaid dividends) and is payable in cash.

If the redemption price of the Series A Preferred Stock exceeds the issue price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call option, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A Preferred Stock. The redemption price for the Series A Preferred Stock should be the liquidation preference of the Series A Preferred Stock. Assuming that the issue price of the Series A Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series A Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series A Preferred Stock is sold.

A redemption premium for the Series A Preferred Stock should not result in constructive distributions to U.S. holders of the Series A Preferred Stock if the redemption premium is less than a de-minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A Preferred Stock should be considered de-minimis if such premium is less than $.0025 of the Series A Preferred Stock’s liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A Preferred Stock is unclear, the remainder of this discussion assumes that the Series A Preferred Stock is issued with a redemption premium greater than a de-minimis amount.

The call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID Rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test. Accordingly, we believe that it is likely that a U.S. holder of the Series A Preferred Stock should not be required to recognize constructive distributions of the redemption premium because of our call option.

50

Disposition of Series A Preferred Stock, Including Redemptions

Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Series A Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, gains recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series A Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which will be subject to the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder’s stock interest in the company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series A Preferred Stock and the common stock that the U.S. Holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General” apply.

51

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Series A Preferred Stock generally will not qualify for this exception because the voting rights are limited as provided in the “Description of Series A Preferred Stock-Voting Rights.” For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and has been interpreted under case law to include the termination of a business or line of business. Each U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or a payment in exchange for the Series A Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General” apply. Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series A Preferred Stock is treated as a distribution with respect to such holder’s Series A Preferred Stock, but not as a dividend, such amount will be allocated to all shares of the Series A Preferred Stock held by such holder immediately before the redemption on a pro rata basis. The amount applied to each share will reduce such holder’s adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such holder has different bases in shares of the Series A Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder’s aggregate adjusted tax basis in all shares of the Series A Preferred Stock held exceeds the aggregate amount of such distribution.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series A Preferred Stock to the holder’s remaining, unredeemed Series A Preferred Stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.

52

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 24%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Foreign Holders

Subject to the qualifications set forth above under the caption “Certain U.S. Federal Income Tax Considerations,” the following discussion summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by certain “Foreign holders.” You are a “Foreign holder” if you are a beneficial owner of the Series A Preferred Stock and you are not a “U.S. holder.”

Distributions on the Series A Preferred Stock

If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Foreign holder’s basis in the Series A Preferred Stock and, to the extent such portion exceeds the Foreign holder’s basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Certain U.S. Federal Income Tax Considerations - Foreign Holders: Disposition of Series A Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 30% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Certain U.S. Federal Income Tax Considerations - Foreign Holders: Disposition of Series A Preferred Stock, Including Redemptions”), with a credit generally allowed against the Foreign holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

53

Dividends paid to a Foreign holder of the Series A Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Foreign holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Foreign holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Foreign holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Foreign holder of the Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. A Foreign holder of the Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Series A Preferred Stock, Including Redemptions

Any gain realized by a Foreign holder on the disposition of the Series A Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the Foreign holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Foreign holder in the United States);

•	a Foreign holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Foreign holder owned directly or pursuant to attribution rules at any time during the five year period ending on the date of disposition more than 5% of the Series A Preferred Stock. This assumes that the Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

54

A Foreign holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Foreign holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Foreign holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Foreign holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Foreign holder were a United States person as defined under the Code. If a Foreign holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a Foreign holder will recognize capital gain or loss equal to the difference between the amount realized by the Foreign holder and the Foreign holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Foreign holder’s holding period for the Series A Preferred Stock is longer than one year. A Foreign holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. If a Foreign holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Foreign holder generally will recognize long-term capital gain or loss, if the Foreign holder’s holding period for such Series A Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Foreign holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “Certain U.S. Federal Income Tax Considerations - Foreign Holders: Distributions on the Series A Preferred Stock.” A payment made in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.” Each Foreign holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each Foreign holder the amount of dividends paid to such Foreign holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Foreign holder resides under the provisions of an applicable income tax treaty. A Foreign holder will not be subject to backup withholding on dividends paid to such Foreign holder as long as such Foreign holder certifies under penalty of perjury that it is a Foreign holder (and the payor does not have actual knowledge or reason to know that such Foreign holder is a United States person as defined under the Code), or such Foreign holder otherwise establishes an exemption. Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series A Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Foreign holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Foreign holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

55

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), generally impose a 30% withholding tax on dividends on Series A Preferred Stock paid on or after July 1, 2014 and the gross proceeds of a sale or other disposition of Series A Preferred Stock paid on or after January 1, 2019 to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such an entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Foreign holders should consult their own tax advisors regarding the application of FATCA to them and whether it may be relevant to their purchase, ownership and disposition of Series A Preferred Stock.

OUR BUSINESS

Overview

We are a development stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin-requiring people with diabetes.

Diabetes is typically classified as either type 1 or type 2:

•	Type 1 diabetes is characterized by the body’s nearly complete inability to produce insulin. It is frequently diagnosed during childhood or adolescence. Individuals with type 1 diabetes require daily insulin therapy to survive.

•	Type 2 diabetes represents over 90% of all individuals diagnosed with diabetes and is characterized by the body’s inability to either properly utilize insulin or produce enough insulin. Initially, many people with type 2 diabetes attempt to manage their diabetes with improvements in diet and exercise and/or the use of oral medications and/or injection of glucagon-like peptide-1, or GLP-1, drugs. However, as their diabetes advances, patients progress to requiring insulin therapies, such as once-daily long-acting insulin, and, ultimately, mealtime rapid-acting insulin therapy.

Glucose, the primary source of energy for cells, must be maintained at certain levels in the blood in order to permit optimal cell function and health. In people with diabetes, blood glucose levels fluctuate between very high, a condition known as hyperglycemia, and very low, a condition called hypoglycemia. Hyperglycemia can lead to serious long-term complications, including blindness, kidney disease, nervous system disease, occlusive vascular diseases, lower-limb amputation, stroke and cardiovascular disease, or death. Hypoglycemia can lead to confusion or loss of consciousness, often requiring a visit to the emergency room or in certain cases result in death.

The International Diabetes Federation, or IDF, estimates that, in 2019, approximately 460 million people had diabetes worldwide, and, that by 2045, this number will increase to 700 million people. According to the U.S. Centers for Disease Control and Prevention, or CDC, 2020 National Diabetes Statistics Report, approximately 27 million people in the United States have diagnosed diabetes, of which type 1 diabetes accounts for approximately 5%, or approximately 1.4 million people. All people with type 1 diabetes, which is our primary market, require daily insulin. According to the CDC, approximately 14% of people with type 2 diabetes in the United States, or 3.2 million people, require insulin to manage their diabetes. In this prospectus, we refer to people with type 1 diabetes and people with type 2 diabetes who require mealtime insulin as “insulin-requiring people with diabetes.”

Currently, there are two primary therapies available for insulin-requiring people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection, or MDI, therapy, or the use of an insulin pump to deliver a continuous subcutaneous insulin infusion, or CSII, into the body. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy, primarily an improvement in glycemic control, as measured by certain diabetes management tests. Use of CSII has proven to improve clinical outcomes while, importantly, reducing emergency room visits associated with low glucose.

Notwithstanding these advantages, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, as well as high and often prohibitive costs for both the patient and insurance provider, has resulted not only in dissatisfaction among many existing pump users, but also has severely limited the adoption rate of insulin pumps by a segment of the diabetes population, who we refer to in this prospectus as “almost pumpers.”

We generally define almost pumpers as persons with insulin-requiring diabetes who are aware of pumps and the potential benefits, but because of the shortcomings, cost and complexity of use problems prevalent in available insulin pumps, continue to receive their daily insulin through MDI.

56

Our initial target market for our insulin pump is the almost pumper population located in the United States.

Based upon our knowledge of the diabetes industry and information available and/or obtained by us, we believe that an estimated 32% of Americans with type 1 diabetes use insulin pump therapy and an estimated 30% of Americans with type 1 diabetes are whom we classify as almost pumpers. The remainder of the population treat their diabetes via MDI.

Our design and development team is led by Paul DiPerna, our chairman, chief executive officer and a 40% shareholder. Mr. DiPerna has over 30 years of high-level experience in developing, designing and obtaining U.S. Food and Drug Administration, or FDA, approval for and managing the commercialization of medical devices, including consumer and hospital-based insulin pumps, while working for such industry leading medical device companies as Baxter Healthcare, Inc., a supplier of drug therapies and associated pumping technologies, and Tandem Diabetes Care, Inc., or Tandem, a leading supplier of pumping technology to the existing insulin pumping marketplace, Mr. DiPerna was the founder of Tandem and designer of its initial product.

Our Insulin Pump Prototype

Over the past five years, we have designed and developed working prototypes of our low-cost insulin pump that are now undergoing the testing required to submit for FDA approval. During this period, we have and continue to devote substantial time and resources to better understand the needs and preferences of almost pumpers to enable us to modify and refine our insulin pump to the needs and preferences of this target market. To help us better understand their needs and preferences, we obtained information about our target market and their care givers through one on one interviews, human factors testing, on-line and in person surveys, and focus groups at industry related tradeshows and conferences.

Pre-Commercialization Steps

While we have substantially completed the general engineering and mechanical aspects of our current insulin pump prototype, prior to commercializing, we still must successfully complete a number of material steps including:

•	Continue to modify, refine and finalize our prototype so that it meets:

o	the general needs and preferences of our almost-pumper target market based upon our knowledge of the diabetes industry and information available and/or obtained by us from almost pumpers and their caregivers; and
o	the general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, or CMS which administrates the United States Medicare program, or Medicare. To assist us in making such modifications and refinements, we have retained independent consultants to focus on ensuring that our product satisfies the existing coverage and reimbursement criteria of such third-party payors.

•	Continue to work closely with our regulatory consultants to complete, finalize and file our submission to the FDA for 510(k) clearance and all other documentation necessary to obtain approval of our insulin pump. This will include:

o	engaging the FDA in a pre-submission conference to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to approval of our product. At this meeting, our team, including our FDA regulatory consultant, will receive FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(k) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification);

o	preparing and ensuring that our pre-market notification, which will be part of our FDA submission, demonstrates that our insulin pump, which is substantially equivalent to an insulin pump previously cleared by the FDA and legally marketed to the public; and
o	preparing our submission to the FDA, to include all of the appropriate results of tests (relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility) demonstrating safety and efficacy of our insulin pump in satisfaction of the mandates of the Federal Food, Drug and Cosmetics Act, or the FDCA, including requirements with regard to registration and listing, labeling, medical device reporting and good manufacturing practices. We currently expect to make this submission in the fourth calendar quarter of 2020. Our manufacturing process will progress during the submission process to select a manufacturer of our insulin pump through a competitive bidding process and prepare for our introduction.

•	Refining our manufacturing process during the submission process to identify and select a manufacturer of our insulin pump through a competitive bidding process, as we prepare for our product introduction;
•	Take such actions, if any, as may be required by the FDA as a condition to granting approval and providing 510(k) clearance for our insulin pump; and
•	Retain appropriate sales and marketing personnel to develop, implement and launch a promotional campaign for our insulin pump substantially focused on our target market.

57

As with any medical device attempting to enter and successfully compete with existing products in an established and competitive marketplace, we will face significant hurdles to accomplish the above steps to commercialization including:

•	Obtaining FDA 510(k) clearance to market and sell our insulin pump to the public;
•	Obtaining any other FDA-required approvals with regard to our product, as required by the FDCA;
•	Educating endocrinologists, physician’s assistants, nurse practitioners and nurse educators, who typically prescribe pump usage, and certified diabetes educators and dieticians, who provide education and guidance to diabetes patients, as to what we believe to be the superior qualities of our product;
•	Demonstrating to general practitioners, who have historically been skeptical of the heightened support inherent in insulin pumps, our product’s ease of use and convenience;
•	Ensuring that our final product does, in fact, meet the needs of almost-pumpers;
•	Overcoming the historic obstacles and reluctance of almost-pumpers to using insulin pumps to treat their diabetes; and
•	Ensuring that third party payors agree to cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump.

We believe that there are a number of shortcomings and issues with currently available insulin pumps that prevent a substantial number of people requiring insulin on a daily basis from adjusting an insulin pump to treat their diabetes. We believe, that by tailoring our insulin pump to address such factors, we can expand the scope and adoption rate of insulin pump usage. We believe that, to achieve broader market acceptance, an insulin pump must be easier to learn how to use, be less time consuming to operate, more intuitive to both patients and physicians and meet the standards for coverage by insurance providers, including so that co-payments required from patients are affordable and the hurdles to insurance coverage are significantly reduced.

Among the more prominent issues are:

•	Complexity: Many existing pumps are highly complex and require significant technical expertise to use effectively. We believe such pumps were designed for “super users,” whom have high levels of motivation and technical competence. The complexity of pumps proves daunting to less technically inclined users.

•	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, in many cases requiring additional equipment to introduce a catheter to the patient’s body and up to 48 inches of tubing, which must be replaced frequently to connect this catheter to a pump. This requires users to carry spare parts and other equipment adding to the encumbrance of using the pump.

•	Cost: Costs associated with insulin pump therapy are high and can be prohibitive, especially for those on fixed or limited incomes. These costs vary by pump, but multi-thousand-dollar upfront payments often with substantial co-payments in addition to possible daily co-payments on consumables can easily place current pumps out of reach for patients. This makes insurance providers hesitant to pay for them, leading to limited or absent reimbursement/coverage.

Our team has substantial knowledge of the diabetes space and experience in developing, winning approval for, and bringing insulin pumps to market. Based on this experience, we believe that our innovative insulin pump, using a new and proprietary method of pumping insulin, can address most or all of these shortcomings. It provides a state-of-the-art insulin pump capable of both basal (steady flow) and bolus (mealtime dosing) insulin disbursement and with a natural migration path to multi-chamber/multi liquid pumps with exciting array of new therapies being available to patients. Our goal is to become the leader in expanding access to insulin pump technology to a wider portion of diabetes sufferers and provide not just care for the super users, but “diabetes care for the rest of us.”

58

Mr. DiPerna, our founder, chairman and chief executive officer, chief financial officer, secretary and treasurer began his career in approximately 1980 as a mechanical design engineer in the automated test equipment industry before moving in approximately 1989 to a start-up company in the blood separation sciences industry. This company was acquired in approximately 1991 by Baxter Healthcare, or Baxter. Following such acquisition, Mr. DiPerna became employed by Baxter and held various positions during his approximate 12 years at Baxter. While at Baxter, Mr. DiPerna led significant projects and initiatives including leading a team of approximately 50 engineers in developing equipment in the blood separation sciences industry. In approximately 1996, Mr. DiPerna was promoted to General Manager of Baxter’s business development group to identify expansion opportunities in the medical device industry for Baxter. While holding such position, Mr. DiPerna led a team of approximately 20 personnel responsible for researching custom orthopedics, digital dentistry and rapid prototyping. In such role, one of Mr. DiPerna’s assignments was identifying opportunities in the diabetes industry. As a result, Mr. DiPerna developed an expertise and knowledge and became well known in the diabetes industry and led attempts by Baxter to acquire three then-leading insulin pump manufacturers. In 2003, Mr. DiPerna, using his knowledge and experience acquired at Baxter in the diabetes industry and in the “pump” product business in particular, left Baxter and founded what subsequently became Tandem Diabetes Care, Inc., or Tandem. While at Tandem, Mr. DiPerna held various positions, including member of the board of directors, chief executive officer and chief technology officer. Tandem is a medical device company that designs, develops and commercializes products for people with insulin-dependent diabetes. Tandem’s common stock is listed on the NASDAQ Stock Market under the symbol “TNDM.” Tandem was founded by Mr. DiPerna to design, develop and commercialize a “state of the art” user-friendly insulin pump. Under the leadership of Mr. DiPerna, Tandem raised approximately $52,000,000 from well-known venture-capital firms. Mr. DiPerna was the person primarily responsible for the design concept and development of Tandem’s insulin pump, which, after commercial introduction, it is estimated by Mr. DiPerna such insulin pump had a quick ramp up to 5,000 purchasers. In 2011, Mr. DiPerna resigned from his executive officer position and board seat at Tandem and continued to advise the company through 2013. He co-invented a medical device used for blood-borne infection control called the “Curos Cap.” Curos Cap was owned by a private company which was acquired by 3M Corporation in 2015 for $150,000,000. Thereafter, Mr. DiPerna founded a company Fuel Source Partners, LLC to incubate early stage medical device products and accumulate technical talent. One of such proposed products was spun-out to Quasuras in March 2015, which we acquired in July 2017. Mr. DiPerna holds a number of issued and pending patents and is a member of the American Diabetes Association. Mr. DiPerna received a Master’s in Engineering Management from Northeastern University and a BS in Mechanical Engineering from the University of Lowell. From January 2017 until July 2019, Mr. DiPerna joined National Cardiac Incorporated as its Chief Executive Officer and as a board member to leverage their technology in the cardiac monitoring space.

The Market

Generally, there are two primary therapies used by people with insulin-requiring diabetes: insulin injections and insulin pumps. Each is designed to supplement or replace the insulin-producing function of the pancreas. Insulin injections are often referred to as multiple daily injection, or MDI, and involve the use of syringes or insulin pens to inject insulin into the body, as required. Insulin pumps are used to provide a steady flow of insulin (often referred to as continuous subcutaneous insulin infusion or basal rate insulin) and bursts of mealtime insulin (boluses). Insulin pump therapy has been shown to provide people with insulin-requiring diabetes with numerous advantages compared to MDI. The steady flow of insulin and the easier application of mealtime boluses has been shown by numerous clinical studies to result in lower HbA1c (a measure of the amount of glucose in the bloodstream) when compared to MDI therapy. This results in lower rates of hospitalization and a reduction in overall adverse events for people with diabetes.

We believe that the greater efficacy of pumps compared to MDI makes insulin pumps a more optimal choice for persons in managing diabetes, but that the shortcomings and challenges around existing pumps have held back adoption rates.

According to the CDC, in the United States, in 2020, 88 million people, or 1 out of 3 adults, had pre-diabetes, approximately 27 million people had been diagnosed with diabetes and an additional 7 million people had diabetes that was undiagnosed. The CDC also indicated that diabetes was the seventh leading cause of death in the United States in 2017, which according to the CDC, may be underreported. Diabetes was the leading cause of kidney failure, lower-limb amputations, and adult-onset blindness and represented more than $327 billion in medical costs in 2017.

We believe that due to a number of factors including the large consumption of processed foods and the growing obesity problem in the United States, the number of persons requiring daily administration of insulin is and will continue to grow at rapid rates.

The category of persons with diabetes requiring daily insulin administration is our target market and we believe our proposed product has the potential to substantially improve the day to day quality of life of such persons.

The Opportunity

We believe the insulin pump market is large and growing, but, generally, has been poorly served by existing products that have limited the adoption of insulin pumps. We believe an insulin pump having the correct mix of efficiency, reliability, features that are easy to understand and use, and offered at an affordable price point will drive a substantial percentage of “almost-pumpers” to use insulin pumps and persons currently using available, but less than optimal pumps, to switch to such a more desirable product. We believe that such an insulin pump can improve glucose control, and, therefore, the user’s quality of life while substantially mitigating adverse diabetes related health risks and many if not all of the challenges and shortcomings discussed herein.

We believe there is a substantial opportunity to penetrate the type 2 MDI marketplace, whether through this new insulin pump or further simplification of pumps for the type 2 marketplace.

59

As set forth in general terms herein, we believe existing pumps have numerous shortcomings and challenges including:

Outdated style. Consumer electronics devices have evolved in both form and function. Diabetes pumps have not experienced similar progress. We believe that consumers will be more receptive of products designed with the user experience in mind and that many have low tolerance for complex, difficult procedures for use and maintenance of products.

Bulky size. We believe that consumers view traditional pumps, especially those with tubing, to be large, bulky, and inconvenient to carry or wear, especially when compared to modern consumer electronic devices. The size of the pump further contributes to users being embarrassed by the pump. We believe a simple patch style of pump will drive adoption.

Pump mechanism limitations. Traditional pumps generally utilize a syringe and plunger mechanism to deliver insulin. We believe this design limits the ability to reduce the size of the pump, and also potentially exposes the user to the unintended delivery of the full volume of insulin within the pump, which can cause hypoglycemia or death. We believe that the fear of adverse health events due to technical malfunctions related to traditional pump mechanism limitations deters the adoption of insulin pump therapy.

Costs. Existing pumps are expensive, with the more popular models having purchase prices exceeding $4,000 for individuals without health insurance and often require significant patient copays. Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for pumps for any but their best and most compliant patients and places them out of reach for many patients who cannot afford such out of pocket expenses.

Our Solution

Our proposed pump is being designed and developed to address the above shortcomings and to appeal to (i) the substantial group of “almost-pumpers” who are currently interested in using an insulin pump, but have not done so because of the complexity, cost or cumbersome nature of existing products, and (ii) people who are using one of the currently available insulin pumps but are dissatisfied with such products. We believe that, owing to our new proprietary technology, our proposed insulin pump will be the simplest and least expensive product on the market and the easiest for providers to prescribe.

Our current pump prototype of our proposed pump has been built to test what we believe to be our novel approach to insulin pumps. By providing a pump that we believe will establish industry standards in terms of technology, simplicity to understand, ease of use and price, we believe our proposed pump will offer the vast majority of benefits afforded by more expensive and complex pumps but while accessible to a substantially greater percentage of diabetes sufferers requiring daily insulin therapy.

We believe people generally will not use technology that intimidates them and physicians are hesitant to prescribe such technology. We believe mass market products, such as is intended for our proposed pump must be “user friendly” and affordable. We believe this approach is fundamentally different from that applied to the existing pump market today where most pumps are continuously adding complex features and are “user friendly” to only the most technically astute and are becoming more complex and difficult to use.

Our current goal is to successfully design, develop and obtain all required regulatory approvals for our proposed insulin pump, and, thereafter, commercialize, market and sell the finished product. Our long-term goal is to become a leading provider of insulin pump therapy by focusing on both consumer and clinical needs.

To achieve our above stated immediate and current goals, we intend to pursue the following business strategies:

Use of innovative proprietary technology.

Based upon Mr. DiPerna’s substantial experience in engineering design and innovative technology in the medical device industry and, in particular, with insulin pumps, we have generated proprietary technology that will be incorporated into our proposed insulin pump. Generally, this technology is involved in the delivery of insulin to the user at the appropriate and necessary times. We believe this technology will greatly assist us in creating a simpler user-friendly pump. We believe the proposed design, engineering and technology being incorporated into our proposed pump, will make our proposed pump substantially simpler and more affordable than those currently available. These features, together with the safety and reliability of our proposed pump, are designed to create the next generation of insulin pumps that will be superior to those currently available and make it available to consumers across mostly all socioeconomic groups in the United States and around the world.

Keep costs low during our design and development process.

To attempt to ensure that we have sufficient funds to design, develop and obtain all required regulatory approvals for our proposed insulin pump without having to sacrifice quality and efficiency, we intend to maintain a tight budget and limit expenditures where possible. We believe this will be possible because of the extensive knowledge and experience of Mr. DiPerna not only in the diabetes industry and more specifically in the insulin pump device market, but also his experience in designing and developing insulin pumps and other medical devices and his ability to manage a small, focused development team. We currently expect various other expenses such as product scale up, sales and marketing costs will not be incurred until such time as development work is completed and regulatory approvals obtained.

60

Employ experienced engineers picked, supervised and led by Mr. DiPerna, a highly experienced and respected engineer and executive in the insulin pump industry.

To attempt to ensure our proposed insulin pump is “state of the art,” functional, and efficient, as well as to conserve funds, significantly all of our employees will initially be hand-picked engineers under the leadership of Mr. DiPerna. We believe that there is a strong pool of engineers with significant applicable experience and knowledge who we will be able to initially employ on a contract and/or outsource basis to help us design and develop our proposed insulin pump. We believe by hiring such persons on an out-source basis, we will save substantial resources and by having Mr. DiPerna lead and focus the team on technological and mechanical aspects of our proposed insulin pump, we believe our team will be well guided, focused, cost efficient, and able to efficiently design and develop our product that we believe can eventually be an industry standard.

Government Regulation.

The medical device industry is regulated extensively by governmental authorities, principally the FDA and corresponding state regulatory agencies. The regulations are very complex and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to bring our proposed product to the commercialization stage as a result of higher than anticipated costs to obtain regulatory approval. The FDA and other U.S. governmental agencies regulate numerous elements of our proposed product at various stages, including:

•	product design and development;
•	pre-clinical and clinical testing and trials;
•	product safety;
•	establishment registration and product listing;
•	labeling and storage;
•	marketing, manufacturing, sales and distribution;
•	pre-market clearance or approval;
•	servicing and post-market surveillance;
•	advertising and promotion; and
•	recalls and field safety corrective actions.

Even if we obtain all regulatory approvals, before we can market or sell our proposed product, we must obtain either clearance under Section 510(k) of the FDCA or approval of a pre-market approval application, a PMA, from the FDA, unless an exemption from pre-market review applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support a determination of substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based on extensive data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, such as our proposed insulin pump. Products that are approved through a PMA application generally need FDA approval before they can be modified. Similarly, some modifications made to products cleared through a 510(k) may require a new 510(k). The process of obtaining regulatory clearances or approvals to market a medical device, such as our proposed insulin pump, can be costly and time-consuming, and we may not be able to obtain such clearances or approvals on a timely basis or at all for our proposed product.

If the FDA requires us to go through a more rigorous examination for our proposed product than we currently expect, we will require substantial additional funding sooner than anticipated and/or our product could be severely delayed, or our efforts ceased. We anticipate that our proposed product will require the more costly, lengthy and uncertain PMA approval process.

The FDA can delay, limit or deny clearance or approval of our proposed pump device for many reasons, including:

•	our inability to demonstrate that our product is safe and effective for its intended users;
•	the data from our clinical trials may be insufficient to support clearance or approval; and
•	failure of the manufacturing process or facilities we use to meet applicable requirements.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our proposed product.

61

Any delay in, or failure to receive or maintain, clearance or approval for our products under development could prevent us from generating revenue therefrom or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some customers from using our proposed product and adversely affect our reputation and the perceived safety and efficacy of our proposed product.

Failure to comply with applicable regulations could jeopardize our ability to commercialize and sell our proposed pump and result in enforcement actions such as fines, civil penalties, injunctions, warning letters, recalls of products, delays in the introduction of products into the market, refusal of the FDA or other regulators to grant future clearances or approvals, and the suspension or withdrawal of existing approvals by the FDA or other regulators. Any of these sanctions could result in higher than anticipated costs and have a material adverse effect on our reputation, business and financial condition.

Ongoing Regulation by FDA.

Even after a device such as our insulin pump receives FDA clearance and is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

•	quality system regulation, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses, and other requirements related to advertising and promotional activities;

•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

•	corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Employees

As of March 31, 2020, we had 13 employees all of whom are located in the United States, consisting of 10 in research and development and manufacturing operations and 3 in marketing and general and administrative functions.

Competition

The medical device industry, generally, and the diabetes segment of that industry particularly, is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our insulin pump will compete with a number of existing devices, any new devices introduced in the future as well as other methods for the treatment of people with insulin dependent diabetes. These products will be produced by competitors that, in many cases, will be larger, substantially better capitalized with significantly more employees, market share and resources than us. As a consequence, they will be able to spend more aggressively on product development, marketing, sales and other product initiatives than we can. Many of these competitors have:

•	significantly greater name recognition and greater recognition by the FDA with regard to clearance process;

•	established relations with regulators, healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or other incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, clinical studies, marketing and obtaining regulatory approval for products; and

•	greater financial and human resources for product development, sales and marketing and patent litigation.

62

Medtronic Inc., Tandem Diabetes Care, Inc. and Insulet Corporation are all much larger companies with substantially greater resources than the Company’s resources, make similar products for the more sophisticated, technically capable person with diabetes. The Company does not intend to compete for those patients, instead by offering a simple to use more cost-effective solution, the Company intends to attract more mainstream patients such as our almost pumper target market. See “Risk Factors – Our competitors may develop products that are more effective, safer and less expensive than ours,” above.

Intellectual Property

Our success depends in part on our ability to obtain patents and trademarks, maintain trade secret and know-how protection, enforce our proprietary rights against infringers, and operate without infringing on the proprietary rights of third parties. Because of the length of time and expense associated with developing new products and bringing them through the regulatory approval process, the health care industry places considerable emphasis on obtaining patent protection and maintaining trade secret protection for new technologies, products, processes, know-how, and methods.

As of March 31, 2020, we had four pending U.S. utility patent applications and three foreign pending patent applications related to our proprietary fluid movement technology and the configuration of our product offering. There can be no assurance that the pending patent applications will result in the issuance of patents, that patents issued to or licensed by us will not be challenged or circumvented by competitors, or that these patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage.

Properties

Our principal administrative and research and development functions are located in a leased facility in San Diego, California. We currently occupy approximately 7,000 square feet of space in the San Diego facility, and the lease extends through July 2023. We believe that our existing facility is adequate to meet our current needs.

Legal Proceedings

We are not a party to any pending legal proceeding. To the knowledge of our management, no federal, state or local governmental agency is presently contemplating any proceeding against us. No director, executive officer or affiliate of ours or owner of record or beneficially of more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included in elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties, including those discussed under the section titled “Risk Factors” elsewhere in this prospectus. These risks and uncertainties may cause actual results to differ materially from those discussed in the forward-looking statements.

Overview

We are a development-stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin dependent people with diabetes. We have developed a hardware technology allowing people with insulin-dependent diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes excessively high. By addressing the time and effort required to effectively treat their condition, we believe we can address the less technically savvy, less motivated part of the market.

We have completed development of, but have not yet obtained U.S. Food and Drug Administration, or FDA, clearance for, our insulin pump, and we have therefore not generated any revenues from product sales. Our net losses were $5.3 million and $2.5 million for the years ended March 31, 2020 and 2019, respectively. As of March 31, 2020, we had working capital of $2.5 million and an accumulated deficit of $8.6 million.

Historically, we have financed our operations principally through private placements of our common stock. Based on our current operating plan, substantial doubt about our ability to continue as a going concern for a period of at least one year from the date that the financial statements included in this prospectus are issued exists. Our ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities, to support our future operations. If we are unable to secure additional capital, we will be required to curtail our research and development initiatives and take additional measures to reduce costs.

63

Impacts of COVID-19

The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The full extent of the COVID-19 impact on our operational and financial performance will depend on future developments, including, without limitation, the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of our control, and cannot be predicted.

In March 2020, Santa Diego County in California, where we are based, and the state of California issued “shelter-in-place” orders (the Orders). We have been complying with the Orders and have minimized business activities at our San Diego facility effective March 20, 2020. We have implemented a teleworking policy for our employees and contractors to reduce on-site activity at our facility. We have experienced longer lead times for certain components used to manufacture initial quantities of our products for our submission to the FDA, which is expected to occur in the quarter ending December 31, 2020. In addition, our teleworking policy, which was required to comply with the Orders, has required us to minimize the number of our employees and contractors that are working on site at our facility at any one time. We remain diligent in continuing to identify and manage risks to our business given the changing uncertainties related to COVID-19. While we believe that our operations personnel are currently in a position to build an adequate supply of products for our FDA submission, we recognize that unpredictable events could create difficulties in the months ahead. We may not be able to address these difficulties in a timely manner, which could delay our submission to the FDA and negatively impact our business, results of operations, financial condition and cash flows.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets. We were recently able to raise additional capital in a private placement (see discussion below under Liquidity), however, we need to raise additional capital to support our operations in the future. We may be unable to access the capital markets or additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

For additional information on risks that could impact our future results, please refer to “Risk Factors” elsewhere in this Registration Statement.

Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Research and Development

	Years ended March 31,		Year-over-Year Change
	2020	2019	2019 to 2020
Research and development	$3,034,152	$1,882,345	$1,151,807	61.2%

Our research and development expenses include personnel, overhead and other costs associated with the development of our insulin pump product. We expense research and development costs as they are incurred.

Research and development, or R&D, expenses increased in fiscal 2020 compared with fiscal 2019 primarily due to increased engineering and operations personnel and consulting costs. Our R&D employee headcount increased to 10 at March 31, 2020 from 4 at March 31, 2019. R&D expenses included stock-based compensation expenses of $422,625 and $487,578 for fiscal 2020 and fiscal 2019, respectively. We expect research and development expenses to continue to increase in fiscal 2021, as we continue to advance the development of our pump product and develop a low-volume manufacturing process.

64

General and Administrative

	Years ended March 31,		Year-over-Year Change
	2020	2019	2019 to 2020
General and administrative	$2,313,870	$694,954	$1,618,916	233%

General and administrative expenses consist primarily of personnel and related overhead costs for marketing, finance, human resources and general management.

General and administrative expenses, or G&A, increased in fiscal 2020 compared with fiscal 2019 primarily as a result of increased personnel and consulting costs, stock-based compensation expenses and professional services fees related to our financing activities. Our full-time G&A headcount increased to two at March 31, 2020 from none at March 31, 2019. G&A expenses included stock-based compensation expenses of $378,619 and $44,530 for fiscal 2020 and fiscal 2019, respectively.

Interest Income

	Years ended March 31,		Year-over-Year Change
	2020	2019	2019 to 2020
Interest income	$28,749	$39,390	$(10,641)	(27)%

Interest income consists of interest earned on our cash deposits. The decrease in interest income for fiscal 2020 compared with fiscal 2019 was primarily attributable to lower average cash balances during fiscal 2020.

Liquidity and Going Concern

As a development-stage enterprise, we do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses and negative cash flows in each year due to costs incurred in connection with R&D activities and G&A expenses associated with our operations. For the years ended March 31, 2020 and 2019, we incurred net losses of approximately $5.3 million and $2.5 million, respectively. At March 31, 2020, we had a cash balance of $3.1 million and an accumulated deficit of approximately $8.6 million. When considered with our current operating plan, these conditions raise substantial doubt about our ability to continue as a going concern for a period of at least one year from the date that the financial statements included in this prospectus are issued. Our financial statements do not include adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities to support our future operations, and we are currently seeking such additional financing. As discussed in the Notes to our consolidated financial statements attached to this prospectus, we are currently pursuing additional equity financing through a private placement of our common stock and a public offering of our preferred units. In addition, we obtained a $368,000 loan from Silicon Valley Bank in April 2020 under the U.S. Small Business Administration Paycheck Protection Program, and we currently expect the loan to be forgiven. Our operating needs include the planned costs to operate our business, including amounts required to fund research and development activities, including clinical studies, working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our product, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product offerings. If we are unable to secure additional capital, we will be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash.

In fiscal 2020, we used $4,094,839 in operating activities, which primarily resulted from our net loss of $ 5,320,873, partially offset by changes to operating assets and liabilities of $389,359, and adjusted for non-cash charges and gains, which included stock-based compensation expenses of $801,244, depreciation and amortization expenses of $35,431. The changes in assets and liabilities primarily related to the timing of payments to vendors, offset by an increase in security deposits. We used $1,807,934 of cash to fund operating activities during fiscal 2019, compared with $791,131 in fiscal 2018. Increased cash usage during fiscal 2020 and 2019 was due to increased operating activities related to the development and subsequent commercialization of our product.

In fiscal 2020, cash used in investing activities of $260,789 was due to the purchase of property and equipment. We used $77,124 of cash to purchase property and equipment and intangible assets during fiscal 2019.

Cash provided by financing activities for fiscal 2020 totaled $923,994 and was attributable to the sale of shares of our common stock in a private placement that was initiated in March 2020. A private placement of shares of our common stock accounted for $4,142,150 of cash from financing activities during fiscal 2019.

65

In May 2020, we commenced our best-efforts public offering of up to 2,000,000 of our preferred units at a public offering price of $25.00 per preferred unit. Each preferred unit consists of (i) one share of our 13% Series A Cumulative Redeemable Perpetual Preferred Stock, which has a $25.00 liquidation preference amount (the Series A Preferred Stock), and (ii) three common stock purchase warrants with each warrant entitling the holder to purchase for a period of 5 years from the date of issuance one share of our common stock at an exercise price of $11.00 per share, subject to adjustment. The preferred units, the Series A Preferred Stock, the common stock purchase warrants and the shares of common stock issuable upon exercise of the warrants are registered on our registration statement on Form S-1 (SEC No.: 333-237615) declared effective by the SEC on May 11, 2020. As of June 22, 2020, we had not sold any preferred units. At each closing of the preferred unit public offering, an amount equal to the first three years of dividend payments, or $9.75 per share of Series A Preferred Stock sold, will be retained by a dividend payment agent from the proceeds from such offering and will be used to pay dividends to the holders thereof for a three year period. The shares of Series A Preferred Stock are perpetual, have no maturity date, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities. Commencing three years from the date of issuance of Series A Preferred Stock, we may redeem, at our option, the Series A Preferred Stock, in whole or in part, at a cash redemption price equal to $25.00 per share, plus all accrued and unpaid dividends. No holder of Series A Preferred Stock shall have any right to require as to redeem or repurchase the Series A Preferred Stock. The terms and conditions of the Series A Preferred Stock are set forth in the Certificate of Designation of Preferences, Rights and Limitations, which is Exhibit 3.1.1 to this prospectus. The terms and conditions of the warrants are set forth in the Form of Common Stock Purchase Warrant, which is Exhibit 4.2 to this prospectus.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet arrangements or obligations that are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity or capital resources.

66

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The names of our directors and certain information about each of them at March 31, 2020 are set forth below.

Name	Age	Position
Paul DiPerna	61	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director (Chairman of the Board of Directors)
Liam Burns	54	Director
William J. Febbo(1)	51	Director
Morgan C. Frank	48	Director
Carmen Volkart(2)	59	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee

The principal occupations and positions for at least the past five years of our directors are described below. There are no family relationships among any of our directors or executive officers.

Paul DiPerna. Mr. DiPerna has been our chairman, chief executive officer, chief financial officer, secretary and treasurer since we acquired Quasuras, Inc. (Quasuras) in July 2017. Mr. DiPerna began his career in approximately 1980 as a mechanical design engineer in the automated test equipment industry before moving in approximately 1989 to a start-up in the blood separation sciences industry. This company was eventually acquired in approximately 1991 by Baxter Healthcare (Baxter). Following such acquisition, Mr. DiPerna became employed by Baxter and held various positions during his approximate 12 years at Baxter. While at Baxter, Mr. DiPerna worked on numerous projects and initiatives including leading a team of approximately 50 engineers in developing equipment in the blood separation sciences industry. In approximately 1996, Mr. DiPerna was promoted to General Manager of Baxter’s business development group to identify targets for Baxter’s expansion opportunities in the medical device industry. While holding such position, Mr. DiPerna led a team researching custom orthopedics, digital dentistry and rapid prototyping. In such role, one of Mr. DiPerna’s assignments was identifying synergistic opportunities in the diabetes industry. As a result, Mr. DiPerna developed substantial expertise and knowledge in the diabetes industry and led attempts by Baxter to acquire three insulin pump manufacturers. In 2003, Mr. DiPerna left Baxter and founded what subsequently became Tandem Diabetes Care, Inc. (Tandem). While at Tandem, Mr. DiPerna held various positions, including as director, chief executive officer and chief technology officer and was primarily responsible for the design concept and development of Tandem’s initial insulin pump, which subsequently was commercialized by Tandem. Tandem is a medical device company that designs, develops and commercializes products for people with insulin-requiring diabetes. In 2011, Mr. DiPerna resigned from his executive officer position and board seat at Tandem but continued to assist the company through 2013. In early 2012, Mr. DiPerna was the co-inventor with regard to a private company with property rights in a medical device used for blood borne infection control called the “Curos Cap.” Curos Cap was acquired by 3M Corporation in 2015. Thereafter, Mr. DiPerna founded a company, Fuel Source Partners, LLC (FSP), where he is the manager of, to incubate early stage medical device products and accumulate technical talent. One of such proposed products was spun-out to Quasuras in March 2015, which we acquired in July 2017. Mr. DiPerna holds a number of patents and patents pending and is a member of the American Diabetes Association. Mr. DiPerna received a Masters in Engineering Management from Northeastern University and a B.S. in Mechanical Engineering from the University of Lowell. In January 2017, Mr. DiPerna joined National Cardiac Incorporated (Cardiac) as its chief executive officer and a board member to leverage Cardiac’s technology in the cardiac monitoring space before resigning in 2019 as an executive and 2020 as a member of its board of directors. We believe that Mr. DiPerna is qualified to serve as the chairman of our board of directors due to his extensive knowledge and experience in the medical device industry generally, and, in particular, with regard to insulin pumps and the diabetes industry as well as his management and leadership experience from holding director and senior executive positions in other public and private companies and leading project development teams of medical device companies.

Liam Burns. Mr. Burns was appointed to our board of directors in January 2019. Since that time, he has also been the Chief Executive Officer of Endo-TAGSS, LLC, a privately-held company developing a novel surgical access system for treatment of gastrointestinal diseases. From December 2017 to December 2018, Mr. Burns was the Chief Executive Officer of CuraSeal Inc., a privately-held regenerative medical company. From January 2014 to March 2018, he was the Vice President, Global Sales and Marketing for Dextera Surgical Inc., which marketed the world’s smallest surgical stapler. Dextera Surgical Inc. filed for bankruptcy protection on December 11, 2017 and was subsequently sold to B. Braun Aesculap in 2018. From January 2013 to September 2016, Mr. Burns was the managing member and majority interest holder in Bensi Flemington LLC, which operated a restaurant in Flemington, New Jersey. Bensi Flemington LLC filed for bankruptcy protection on August 11, 2015. Prior to that, Mr. Burns held a variety of commercial leadership roles at Ethicon and various early stage medical device companies. Mr. Burns received a B.A. in Economics from the College of the Holy Cross and an Executive MBA from the Weatherhead School of Management at Case Western Reserve University. We believe that Mr. Burns is qualified to serve as a member of our board of directors due to his extensive experience and background in developing and launching new medical technologies, commercial strategy, marketing and branding, as well as his experience in metabolic health.

67

William J. Febbo. Mr. Febbo was appointed to our board of directors in January 2020. He has served as chief executive officer and a member of the board of directors of OptimizeRx Corporation since February 2016. In 2017, Mr. Febbo became a faculty member of the Massachusetts Institute of Technology’s linQ program, which is a collaborative initiative focused on increasing the potential of innovative research to benefit society and the economy. Prior to 2016, he served as chairman and founder of Plexuus, LLC, a payment processing business for medical professionals. From 2007 to 2015, Mr. Febbo served as chief operating officer of Merriman Holdings, Inc., an investment banking firm, and assisted with capital raises in the technology, biotech, cleantech, consumer and resources industries. From 2013 to 2015, he served as chief executive officer and co-founder of Digital Capital Network, Inc., which operated a transaction platform for institutional and accredited investors. Prior to 2007, Mr. Febbo was chief executive officer and co-founder of MedPanel, a provider of market intelligence and communications for the pharmaceutical, biomedical, and medical device industries. He holds a B.A. in international studies and Spanish from Dickinson College. We believe that Mr. Febbo is qualified to serve on our board of directors because of his experience in building and managing health services and financial businesses. In addition, he has expertise in corporate finance and strategy experience gained from his experience as an investment banker.

Morgan C. Frank. Mr. Frank was appointed to our board of directors in April 2017. Mr. Frank has worked with Manchester since May 2002, and prior to such time, he was a founder and managing director at First Principles Group, a boutique consultancy and principal investor specializing in corporate restructuring, restarts, intellectual property assessment and salvage, and spin outs. Prior to such time, Mr. Frank spent approximately five years as an analyst and portfolio manager at Hollis Capital, a San Francisco based hedge fund and prior thereto, Mr. Frank worked for an independent private client group at Paine Webber specializing in primary research to develop investment ideas (particularly short sale ideas) for institutional clients. Prior to his employment at Paine Webber, Mr. Frank was a currency trader for Eastern Vanguard. Mr. Frank holds a BA in Economics and in Political Science from Brown University. We believe that Mr. Frank is qualified to serve as member of our board of directors due to his extensive prior experience conducting financial analysis of public companies (certain of which were in the development stage), including such public companies’ management teams, products, including products in the development stage, the potential markets for such products and other factors that could affect the likelihood and timing of success and market penetration of such entities’ products as well as his capital raising activities. We believe this provides us with valuable insights into the financial markets and investment criteria of institutional and other investors as well as capital raising activities.

Carmen Volkart. Ms. Volkart was appointed to our board of directors in December 2019. She has served as chief financial officer of Natureworks LLC, an advanced materials company offering a portfolio of renewably-sourced polymers, since October 2018. From October 2012 to July 2018, Ms. Volkart served as chief financial officer and, for a portion of that time, as senior vice president of commercialization for NxThera, Inc., a medical device company pioneering the application of convective radiofrequency thermotherapy to treat endurological conditions. She served as global chief financial officer of Tornier N.V. from 2010 to 2012, and was chief operating and financial officer, corporate secretary, compliance officer and treasurer of Spine Wave, Inc. from 2006 to 2010. Prior to 2006, Ms. Volkart held various executive and financial positions at American Medical, Inc., Medtronic, Inc. and Honeywell, Inc. She holds a B.S. in accounting from the University of North Dakota and an MBA with a concentration in strategic management from the University of Minnesota. Ms. Volkart is qualified to serve on our board of directors because of her substantial financial and public-company experience, as she has served as chief financial officer at multiple medical device and other companies.

68

The names of our executive officers and certain information about them are set forth either above or below:

Name	Age	Position
Paul DiPerna	61	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director (Chairman of the Board of Directors)
Stephen Daly	52	Chief Commercial Officer

Stephen Daly. Mr. Daly became our Chief Commercial Officer in March 2020. From December 2014 until February 2020, he served as U.S. General Manager for Adocia, a clinical-stage, French biotechnology company. Before joining Adocia, Mr. Daly served in senior roles for the commercialization of therapeutics in the diabetes and metabolism fields at companies such as Halozyme, Amylin Pharmaceuticals and Affymax. Prior to his industry-specific experience in diabetes and metabolism, he held portfolio planning and commercialization roles in the generic and biosimilar marketplace for Baxter International and Sicor, a division of Teva Pharmaceuticals. Mr. Daly holds a Bachelor of Science in business administration (finance and information systems) from Northeastern University.

Arrangements for Appointment of Directors

Until July 24, 2022, our board of directors shall consist of no more than five (5) and no less than two (2) directors of which (i) Manchester has the right to appoint two (2) directors, pursuant to which Manchester appointed Mr. Frank and Ms. Volkart, and (ii) Mr. DiPerna, in addition to being our chairman of the board, has the right to appoint 2 additional directors, pursuant to which he appointed Messrs. Burns and Febbo. See “Risk Factors - If the beneficial ownership of our stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; right of certain parties to appoint directors.”

Involvement in Legal Proceedings

Except with regard to the two bankruptcy cases involving Mr. Burns (described above), to our knowledge, none of our executive officers or our directors has, during the last ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

69

To our knowledge, there are no material proceedings to which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of voting securities of us, or any associate of any such director, officer, affiliate of ours, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

The DiPerna Employment and Related Agreements

We entered into an employment agreement dated August 1, 2018, with Mr. DiPerna pursuant to which Mr. DiPerna is employed by us as our Chief Executive Officer and President for an initial 2-year term with automatic one-year renewals. Pursuant to such agreement, we have agreed to pay Mr. DiPerna: i) an annual salary of $200,000 in cash, ii) $100,000 per year in fully-vested stock options granted monthly at an exercise price determined by the board of directors in its sole discretion and iii) an annual bonus of $300,000, payable at the discretion of the board of directors in its sole discretion, either in shares of stock or in cash. If the Board chooses to pay the bonus in shares of stock, such shares will be valued at a price determined by the board of directors. In addition, pursuant to our employment agreement with Mr. DiPerna, in the event that we terminate Mr. DiPerna’s employment without cause or he resigns with good reason, we will pay Mr. DiPerna a lump sum of $200,000. In the event that we terminate Mr. DiPerna’s employment for cause, we are not obligated to make any severance payment and Mr. DiPerna will receive only his base compensation through the last day of his employment. In the event of Mr. DiPerna’s death or disability, he will receive his base compensation through the last day of his employment and will remain eligible for all applicable benefits relative to death or disability pursuant to any plans that we have in place at such time. If a “change of control” (as defined in the employment agreement) occurred, under his employment agreement, Mr. DiPerna will be paid a lump sum of $100,000 within sixty days of the time at which such change of control takes place.

In connection with our July 2017 acquisition of Quasuras (the “Acquisition”), we entered into an Intellectual Property Transfer Agreement dated as of July 24, 2017, with Quasuras and Mr. DiPerna (the “IP Transfer Agreement”), pursuant to which Mr. DiPerna transferred to us all intellectual property rights owned directly and/or indirectly by him related to our business. Also, in connection with the Acquisition, we agreed to pay Mr. DiPerna, as part of his compensation for services to be performed for us pursuant to a Technology and Royalty Agreement, dated as of July 24, 2017 (the “Royalty Agreement”), certain fees based upon future sales, if any, of our potential product subject to a maximum $10,000,000 cap on the aggregate amount of fees that Mr. DiPerna could earn from such arrangement.

Mr. DiPerna is subject to confidentiality, non-compete and invention assignment agreements with us.

Family Relationships

There are no family relationships among the members of our board of directors or our executive officers.

Composition of our Board of Directors

In accordance with our articles of incorporation, our board of directors is to be elected annually as a single class. However, pursuant to our by-laws, in lieu of electing the entire number of directors annually, our board may provide that the directors be divided into either two or three classes, each class to be as nearly equal in number as possible, the term of office of the directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class, if any, to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the second succeeding annual meeting, if there be two classes, or until the third succeeding annual meeting, if there be three classes. To date, no such election has been made by our board. Pursuant to the July 24, 2017 agreement pursuant to which we acquired Quasuras, until July 24, 2022 our board of directors will consist of no less than 2 and no more than 5 directors, of which Mr. DiPerna, in addition to being the chairman of our board, and Manchester each has the right to appoint 2 directors, of which Mr. DiPerna appointed Messrs. Febbo and Burns, and Manchester appointed Mr. Frank and Ms. Volkart. As a result, until July 24, 2022, our shareholders will not have the ability to elect any directors either at the annual meeting or by written consent, even if our shareholders believe that our board of directors is taking actions to which the shareholders object. See “Risk Factors - If the beneficial ownership of our stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; right of certain parties to appoint directors.”

Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors c/o the corporate secretary at the address set forth on the cover page of this prospectus. Our corporate secretary will forward stockholder communications to our board of directors prior to the board of director’s next regularly scheduled meeting following the receipt of the communication.

70

Corporate Governance

Board of Directors Leadership Structure and Role in Risk Oversight

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether the chairman and chief executive officer positions should be separate or combined. Our board of directors has oversight responsibility for our risk management processes. Our board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate, regarding our assessment of risks. Our board of directors will focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with our appetite for risk. While our board of directors oversees our risk management processes, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that the leadership structure of our board of directors supports this approach.

Audit Committee

Our board of directors established an audit committee on December 31, 2019 for the purpose of overseeing the accounting and financial reporting processes and audits of our consolidated financial statements. During fiscal 2021, our board of directors intends to implement a formal audit committee charter and appoint additional directors to this committee. Ms. Volkart serves as the chairperson and has been designated by the board of directors as the “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended, and the Exchange Act. That status does not impose duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on her as a member of the audit committee and the board of directors, however. Ms. Volkart is responsible for review and pre-approval of services proposed to be provided by our independent registered public accounting firm.

Compensation Committee

Our board of directors established a compensation committee in January 2020 for the purpose of reviewing, recommending and approving our compensation policies and benefits, including the compensation of all of our executive officers and directors. Our compensation committee also has the principal responsibility for the administration of our equity incentive plan. In June 2021, our board of directors approved a formal compensation committee charter. Mr. Febbo, Mr. Frank and Ms. Volkart are the members of the compensation committee, with Mr. Febbo serving as the chairperson.

Director Independence

As of March 31, 2020, Mr. Febbo and Ms. Volkart are the directors considered to be independent under the Exchange Act. We are not a “listed issuer,” as that term is used in Regulation S-K Item 407 adopted by the SEC.

Director Compensation

The following table summarizes the compensation we paid to our non-employee directors in fiscal 2020:

	Fee	Restricted Stock	Option
	Compensation	Awards	Awards	All Other	Total
Name	($)	($)	($)(1)(2)	Compensation	($)
Liam Burns(3)	10,000	—	179,000	—	189,000
William Febbo(4)	2,500	—	344,960	—	347,460
Carmen Volkart(5)	2,500	—	258,510	—	261,010

(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020. These amounts do not reflect actual compensation earned or to be earned by our directors.
(2)	As of March 31, 2020, our non-employee directors each held outstanding options to purchase the following number of shares of our common stock: Liam Burns, 197,062; William Febbo, 200,000; Carmen Volkart, 150,000.
(3)	Mr. Burns was granted an option to purchase 60,000 shares of our common stock in January 2020.
(4)	Mr. Febbo joined our board of directors in January 2020 and was granted an option to purchase 200,000 shares of our common stock.
(5)	Ms. Volkart joined our board of directors in December 2019 and was granted options to purchase a total of 150,000 shares of our common stock.

71

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for fiscal 2020 and 2019 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Paul DiPerna CEO, CFO, Secretary,	2020	200,000	—	584,200	—	280,000	(3)	1,064,200
Treasurer and Director (2)	2019	192,500	—	67,761	—	—		260,261
Stephen Daly Chief Commercial Officer (4)	2020	20,833	—	355,240	—	—		376,073

(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020 These amounts do not reflect actual compensation earned or to be earned by our named executive officers.
(2)	Mr. DiPerna’s annual base salary was increased from $180,000 to $300,000 in August 2018, under the terms of an employment agreement between us and Mr. DiPerna. Mr. DiPerna’s $300,000 annual salary is paid $200,000 in cash and $100,000 in fully-vested stock options granted monthly. Our board of directors amended the salary payment composition subsequent to March 31, 2020, as disclosed in item 9B of our Annual Report on form 10-K for the year ended March 31, 2020.
(3)	Earned as a bonus, which will be paid over the 24-month period commencing on March 31, 2020. Under the terms of his employment agreement with us, Mr.DiPerna is eligible for an annual bonus of $300,000, payable in cash or stock at the discretion of our board of directors.
(4)	Mr. Daly became our Chief Commercial Officer in March 2020 at an annual base salary of $250,000. Under the terms of his offer letter with us, Mr. Daly is eligible for an annual bonus of 30% of his annual base salary, payable at the discretion of our board of directors.

72

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of March 31, 2020.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date(1)
Paul DiPerna	4,979	(2)	—	2.48	3/2/2030
	5,235	(3)	—	2.48	2/1/2030
	5,181	(4)	—	2.48	1/1/2030
	5,424	(5)	—	2.25	12/1/2029
	5,431	(6)	—	2.25	11/1/2029
	5,161	(7)	—	2.25	10/1/2029
	4,986	(8)	—	2.25	9/15/2029
	4,998	(9)	—	2.25	8/15/2029
	4,979	(10)	—	2.25	7/15/2029
	4,948	(11)	—	2.25	6/15/2029
	5,028	(12)	—	2.25	5/15/2029
	4,869	(13)	—	2.25	4/15/2029
	5,082	(14)	—	2.25	3/15/2029
	4,921	(15)	—	2.25	2/15/2029
	4,808	(16)	—	2.25	1/15/2029
	5,324	(17)	—	2.25	12/28/2028
	5,324	(18)	—	2.25	11/14/2028
	18,013	(19)	—	0.66	10/14/2028
	18,013	(20)	—	0.66	09/14/2028
	18,013	(21)	—	0.66	08/14/2028
	25,000	(22)	275,000	2.25	11/25/2029
Stephen Daly	—	(23)	200,000	2.25	3/3/2030

(1)	The standard option term is ten years, but all of the options expire automatically unless exercised within 90 days after the cessation of service as an employee, director or consultant.
(2)	The option was granted on March 2, 2020, and the shares subject to this option were fully vested on the grant date.
(3)	The option was granted on February 1, 2020, and the shares subject to this option were fully vested on the grant date.
(4)	The option was granted on January 1, 2020, and the shares subject to this option were fully vested on the grant date.
(5)	The option was granted on December 1, 2019, and the shares subject to this option were fully vested on the grant date.
(6)	The option was granted on November 1, 2019, and the shares subject to this option were fully vested on the grant date.
(7)	The option was granted on October 1, 2019, and the shares subject to this option were fully vested on the grant date.
(8)	The option was granted on September 15, 2019, and the shares subject to this option were fully vested on the grant date.
(9)	The option was granted on August 15, 2019, and the shares subject to this option were fully vested on the grant date.
(10)	The option was granted on July 15, 2019, and the shares subject to this option were fully vested on the grant date.
(11)	The option was granted on June 15, 2019, and the shares subject to this option were fully vested on the grant date.
(12)	The option was granted on May 15, 2019, and the shares subject to this option were fully vested on the grant date.

(13)	The option was granted on April 15, 2019, and the shares subject to this option were fully vested on the grant date.
(14)	The option was granted on March 15, 2019, and the shares subject to this option were fully vested on the grant date.
(15)	The option was granted on February 15, 2019, and the shares subject to this option were fully vested on the grant date.
(16)	The option was granted on January 15, 2019, and the shares subject to this option were fully vested on the grant date.
(17)	The option was granted on December 15, 2018, and the shares subject to this option were fully vested on the grant date.
(18)	The option was granted on November 15, 2018, and the shares subject to this option were fully vested on the grant date.
(19)	The option was granted on October 15, 2018, and the shares subject to this option were fully vested on the grant date.
(20)	The option was granted on September 15, 2018, and the shares subject to this option were fully vested on the grant date.
(21)	The option was granted on August 15, 2018, and the shares subject to this option were fully vested on the grant date.
(22)	The option was granted on November 25, 2019, and the shares subject to this option vest monthly over three years commencing January 1, 2020, subject to continued service as an employee, director or consultant.
(23)	This option was granted on March 3, 2020, and the shares subject to this option vest will as to 1/3rd of the shares on March 2, 2021 and as to 1/36th of the shares subject to the option monthly thereafter, subject to continued service as an employee, director or consultant.

73

Director Compensation

The following table summarizes the compensation we paid to our non-employee directors in fiscal 2020:

	Fee	Restricted Stock	Option
	Compensation	Awards	Awards	All Other	Total
Name	($)	($)	($)(1)(2)	Compensation	($)
Liam Burns(3)	10,000	—	179,000	—	189,000
William Febbo(4)	2,500	—	344,960	—	347,460
Carmen Volkart(5)	2,500	—	258,510	—	261,010

(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020. These amounts do not reflect actual compensation earned or to be earned by our directors.
(2)	As of March 31, 2020, our non-employee directors each held outstanding options to purchase the following number of shares of our common stock: Liam Burns, 197,062; William Febbo, 200,000; Carmen Volkart, 150,000.
(3)	Mr. Burns was granted an option to purchase 60,000 shares of our common stock in January 2020.
(4)	Mr. Febbo joined our board of directors in January 2020 and was granted an option to purchase 200,000 shares of our common stock.
(5)	Ms. Volkart joined our board of directors in December 2019 and was granted options to purchase a total of 150,000 shares of our common stock.

Our board of directors has authorized an annual cash retainer fee of $10,000, payable in quarterly installments, for our non-employee directors, with the exception of Mr. Frank, as compensation for their service.

In addition, upon appointment to our board of directors, we award our non-employee directors a stock option grant under our Amended 2017 Equity Incentive Plan (the 2017 Plan) ranging from 150,000 to 200,000 shares of our common stock. These options vest annually over three years from the date of appointment to our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 30, 2020 concerning the ownership of our common stock by:

•	each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock (currently our only class of voting securities);
•	each of our directors;
•	each of our executive officers; and
•	all directors and executive officers as a group.

74

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act, and includes all shares over which the beneficial owner exercises voting or investment power. Shares that are issuable upon the exercise of options, warrants and other rights to acquire common stock that are presently exercisable or exercisable within 60 days of June 30, 2020 are reflected in a separate column in the table below. These shares are taken into account in the calculation of the total number of shares beneficially owned by a particular holder and the total number of shares outstanding for the purpose of calculating percentage ownership of the particular holder. We have relied on information supplied by our officers, directors and certain stockholders and on information contained in filings with the SEC. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 18,600,158 shares of common stock outstanding as of June 30, 2020.

Unless otherwise stated, the business address of each of our directors and executive officers listed in the table is 16772 West Bernardo Drive, San Diego, California 92127.

Name and principal position	Number of Shares Beneficially Owned (Excluding Outstanding Options)(1)		Number of Shares Issuable on Exercise of Outstanding Options(2)	Percent of Class
James Besser	6,454,377	(3)	—	34.70%
JEB Partners, L.P.	6,454,377	(3)	—	34.70%
Manchester Explorer L.P.	6,454,377	(3)	—	34.70%
Manchester Management LLC	6,454,377	(3)	—	34.70%
Directors and Officers:
Paul DiPerna(5)	7,523,430	(4)	186,610	41.04%
Liam Burns(6)	—		77,062	*
Stephen Daly(7)	—		—	*
William J. Febbo(8)	—		—	*
Morgan C. Frank(9)	6,454,377	(3)	—	34.70%
Carmen Volkart(10)	—		—	*
All current directors and executive officers as a group (6 persons) (11)	13,977,807		263,672	76.15%

*	Represents less than 1%

(1)	Excludes shares subject to outstanding options to acquire common stock that are exercisable within 60 days of June 30, 2020.
(2)	Represents the number of shares subject to outstanding options to acquire common stock that are exercisable within 60 days of June 30, 2020.
(3)	Includes (i) 180,830 shares directly held by Mr. Besser, which shares were received in the Acquisition in exchange for Mr. Besser’s shares of Quasuras; (ii) 88,889 shares directly held by Mr. Besser who purchased such shares in the 2018 Placement; (iii) 4,545,455 shares held by Manchester Explorer L.P. (Manchester), which purchased such shares in a 2017 private placement (the 2017 Placement); (iv) 471,111 shares held by Manchester, which purchased such shares in a 2018 private placement (the 2018 Placement); (v) 34,843 shares held by Manchester, which purchased in a 2020 private placement (the 2020 Placement); (vi) 757,576 shares held by JEB Partners L.P. (JEB), which purchased such shares in the 2017 Placement; (vii) 160,000 shares held by JEB, which purchased such shares in the 2018 Placement; (viii) 34,843 shares held by JEB, which purchased such shares in the 2020 Placement; and (ix) 180,830 shares held by Mr. Frank, which shares were received in the Acquisition in exchange for Mr. Frank’s shares of Quasuras. Mr. Besser, as the managing member, and Mr. Frank, as the portfolio manager and consultant to Manchester Management, LLC (MMC), the general partner of Manchester and JEB, have shared voting and dispositive power over shares held by Manchester and JEB. The address for Messrs. Besser and Frank is c/o Manchester Management, LLC 2 Calle Candina, No. 1701, San Juan, Puerto Rico 00907. Such person disclaims beneficial ownership of all shares not held directly by such person, except to the extent of such person’s pecuniary interest therein.
(4)	Includes (i) 303,030 shares held directly by the Paul DiPerna Trust, which shares were purchased by the Paul DiPerna Trust in the 2017 Placement and (ii) 7,220,400 shares acquired by Mr. DiPerna in the Acquisition in exchange for his shares of Quasuras. Mr. DiPerna is the Chairman of our board of directors, and also serves as our Chief Executive Officer, Chief Financial Officer Treasurer and Secretary. Such person disclaims beneficial ownership of all shares not held directly by such person, except to the extent of such person’s pecuniary interest therein.
(5)	As of June 30, 2020, Mr. DiPerna had outstanding options to purchase 451,013 shares of our common stock.
(6)	As of June 30, 2020, Mr. Burns had outstanding options to purchase 197,062 shares of our common stock.
(7)	As of June 30, 2020, Mr. Daly had outstanding options to purchase 200,000 shares of our common stock.
(8)	As of June 30, 2020, Mr. Febbo had outstanding options to purchase 200,000 shares of our common stock.
(9)	As of June 30, 2020, Mr. Frank had outstanding options to purchase 150,000 shares of our common stock.
(10)	As of June 30, 2020, Ms. Volkart had outstanding options to purchase 150,000 shares of our common stock.
(11)	If all outstanding options held by the officers and directors are included in the ownership calculation, the percentage of ownership would be increased from 76.15% to 82.49%.
75

RELATED PARTY TRANSACTIONS

A “Related Party Transaction” means a transaction (including any series of related transactions or a material amendment or modification to an existing Related Party Transaction) directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Generally, under Item 404(a) of Regulation S-K, we are required to disclose any transaction occurring since the beginning of the last two fiscal years preceding our last fiscal year, or any currently proposed transaction, involving us or our subsidiary where the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any Related Party had or will have a direct or indirect material interest. A “Related Party” means any of the following: (i) any of our directors of the Company or director Nominees; (ii) any of our executive officers; (iii) a person known by us to be the beneficial owner of more than 5% of our common stock or (iv) an immediate family member of any of the foregoing.

As disclosed elsewhere in this Prospectus, Mr. DiPerna, is a party to related party transactions with us.

During fiscal 2020, we entered into consulting agreements with Liam Burns, a member of our board of directors. Under the consulting agreements, during the year ended March 31, 2020, we paid Mr. Burns consulting fees of $140,625 in cash, and Mr. Burns was granted stock options with a fair value of $76,875. The options were for a total of 47,062 shares of common stock, were fully vested on the grant dates and have terms of 10 years. The most recent consulting agreement, which was entered into between Mr. Burns and us in September 2019, was terminated in March 2020. As of March 31, 2020, we had an outstanding payable to Mr. Burns of $5,585.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Pink Markets under the trading symbol “MODD.” As is typical for stocks quoted on the OTC Pink Markets, trading in shares of our common stock is limited and sporadic. There is no established trading market for shares of our common stock and no assurances can be given that any such trading market will develop or be maintained.

Number of Equity Security Holders

As of June 30, 2020, we had 103 holders of record of our common stock.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Gusrae Kaplan Nusbaum PLLC, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC, as required by the Exchange Act. The SEC maintains a site on the internet at http://www.sec.gov/ which contains reports and other information that we file electronically with the SEC. Our SEC reports and registration statements are also available from commercial document retrieval services, such as CCH Washington Service Bureau, whose telephone number is 1-800- 955-0219.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC, of which this prospectus is a part, under the Securities Act, with respect to the Preferred Units offered hereby. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

EXPERTS

The consolidated balance sheet of Modular Medical, Inc. as of March 31, 2020 and March 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended have been audited by Farber Hass Harley LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

76

77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee and
Stockholders of Modular Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Modular Medical, Inc. (the “Company”) as of March 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

Going Concern

The accompanying consolidated financial statements have been prepared to assume the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company expects to continue to incur operating losses for the foreseeable future and incur cash outflows from operations as it continues to invest in the development and subsequent commercialization of its product. The Company expects that its research and development and general and administrative expenses will continue to increase, and, as a result, it will eventually need to generate significant product revenues to achieve profitability. These circumstances raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Effects of COVID-19

The spread of a novel strain of coronavirus (COVID-19) in the first quarter of 2020 has caused significant volatility in the United States marketplace. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. economy. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, and the impact on customers, employees and vendors, all of which are uncertain and cannot be determined at this time. The consolidated financial statements have not been adjusted as a result of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Farber Hass Hurley LLP

We have served as the Company’s auditor since 2018.

Chatsworth, California
June 29, 2020
78

Modular Medical, Inc. And its Subsidiary

(f/k/a - Bear Lake Recreation, Inc.)

Consolidated Balance Sheets

	March 31,
ASSETS	2020	2019
CURRENT ASSETS
Cash and cash equivalents	$3,122,134	$6,553,768
Prepaid expenses and other	64,159	15,590
TOTAL CURRENT ASSETS	3,186,293	6,569,358

Intangible assets, net	—	180
Property and equipment, net	301,308	75,948
Security deposit	100,000	7,500
Right of use asset, net	270,950	—
TOTAL NON-CURRENT ASSETS	672,258	83,628

TOTAL ASSETS	$3,858,551	$6,652,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$367,019	$138,314
Accrued expenses	202,160	40,615
Short-term lease liability	92,214	—
TOTAL CURRENT LIABILITIES	661,393	178,929

Long-term lease liability	178,736	—
Other liability	140,000	—
TOTAL LIABILITIES	980,129	178,729

Commitments and Contingencies (Note 10)

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized, 17,870,261 shares and 17,840,261 shares issued and outstanding as of March 31, 2020 and 2019, respectively	17,870	17,840
Additional paid-in capital	10,505,592	9,684,578
Common stock issuable	923,994	19,800
Accumulated deficit	(8,569,034)	(3,248,161)
TOTAL STOCKHOLDERS’ EQUITY	2,878,422	6,474,057

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,858,551	$6,652,986

The accompanying notes are an integral part of these audited consolidated financial statements

79

Modular Medical, Inc. And its Subsidiary

(f/k/a- Bear Lake Recreation, Inc.)

Consolidated Statements of Operations

	Years ended March 31,
	2020	2019
Operating expenses
Research and development	$3,034,152	$1,882,345
General and administrative expenses	2,313,870	694,954
Total operating expenses	5,348,022	2,577,299
Loss from operations	(5,348,022)	(2,577,299)

Other income
Interest income	28,749	39,390

Loss before income taxes	(5,319,273)	(2,537,909)

Provision for income taxes	1,600	1,589

Net loss	$(5,320,873)	$(2,539,498)

Net loss per share
Basic and diluted	$(0.30)	$(0.15)

Shares used in computing net loss per share
Basic and diluted	17,864,769	16,589,633

The accompanying notes are an integral part of these audited consolidated financial statements

80

Modular Medical, Inc. And its Subsidiary

(f/k/a - Bear Lake Recreation, Inc.)

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Equity
Balance as of March 31, 2018	15,983,273	$15,983	$5,011,661	$—	$(708,663)	$4,318,981
Issuance of common stock	1,856,988	1,857	4,140,809	—	—	4,142,666
Shares issued for services	—	—		19,800	—	19,800
Stock-based compensation	—	—	532,108	—	—	532,108
Net loss	—	—	—	—	(2,539,498)	(2,539,498)

Balance as of March 31, 2019	17,840,261	$17,840	$9,684,578	$19,800	$(3,248,161)	$6,474,057
Placement of common stock	—	—	—	923,994	—	923,994
Shares issued for services	30,000	30	19,770	(19,800)	—	—
Stock-based compensation	—	—	801,244	—	—	801,244
Net loss	—	—	—	—	(5,320,873)	(5,320,873)

Balance as of March 31, 2020	17,870,261	$17,870	$10,505,592	$923,994	$(8,569,034)	$2,878,422

The accompanying notes are an integral part of these audited consolidated financial statements

81

Modular Medical, Inc. And its Subsidiary

(f/k/a - Bear Lake Recreation, Inc.)

Consolidated Statements of Cash Flows

	Year ended March 31,
	2020	2019
Cash Flows from operating activities
Net loss	$(5,320,873)	$(2,539,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	801,244	532,108
Depreciation and amortization	35,431	14,468
Shares for services	—	19,800
Changes in assets and liabilities
Prepaid expenses and other assets	(48,391)	1,214
Security deposits	(92,500)	—
Accounts payable and accrued expenses	530,250	163,974
Net cash used in operating activities	(4,094,839)	(1,807,934)

Cash flows from investing activities

Purchase of property and equipment	(260,789)	(77,124)
Net cash used in investing activities	(260,789)	(77,124)

Cash flows from financing activities
Proceeds from private placement	923,994	4,142,666
Repayment to related party	—	(516)
Net cash provided by financing activities	923,994	4,142,150

Net increase (decrease) in cash and cash equivalents	(3,431,634)	2,257,092

Cash and cash equivalents, at beginning of year	6,553,768	4,296,676

Cash and cash equivalents, at end of year	$3,122,134	$6,553,768

Supplemental disclosure:
Cash paid for:
Income taxes	$1,600	$1,589

The accompanying notes are an integral part of these audited consolidated financial statements

82

MODULAR MEDICAL, INC.

F/K/A - BEAR LAKE RECREATION, INC.

Note 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the Company) was incorporated in Nevada in October 1998 under the name Bear Lake Recreation, Inc. The Company had no material business operations from 2002 until approximately 2017 when it acquired all of the issued and outstanding shares of Quasuras, Inc., a Delaware corporation (Quasuras). As the major shareholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras, acquired in the merger, at their historical carrying amounts. Prior to the acquisition of Quasuras and, since at least 2002, the Company was a shell company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In June 2017, the Company changed its name from Bear Lake Recreation, Inc. to Modular Medical, Inc.

The Company is a development-stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin-dependent people with diabetes. The Company has developed a hardware technology allowing people with insulin-dependent diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes excessively high. By addressing the time and effort required to effectively treat their condition, the Company believes it can address the less technically savvy, less motivated part of the market.

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The following summarizes the more significant of such policies:

Liquidity

Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU) No. 2014-15 (ASU 2014-15), Going Concern, requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. If management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management must consider if there are plans that are probable to be implemented, and whether it is probable that the plans will mitigate the conditions or events raising the substantial doubt about the entity’s ability to continue as a going concern. If the substantial doubt is not alleviated after consideration of management’s plans, the entity must include a statement in the notes to the financial statements indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued including: 1) the principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, 2) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and 3) management’s plans to attempt to mitigate the conditions or events causing the substantial doubt about the entity’s ability to continue as a going concern.

The Company expects to continue to incur operating losses for the foreseeable future and incur cash outflows from operations as it continues to invest in the development and subsequent commercialization of its product. The Company expects that its research and development and general and administrative expenses will continue to increase, and, as a result, it will eventually need to generate significant product revenues to achieve profitability. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. Implementation of the Company’s plans and its ability to continue as a going concern will depend upon the Company’s ability to raise additional capital, through the sale of additional equity or debt securities, to support its future operations. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to the Company. As discussed in Notes 6 and 11, the Company is currently pursuing additional equity financing through a private placement of its common stock and a public offering of its preferred units. In addition, the Company obtained a loan from Silicon Valley Bank in April 2020.

The Company’s operating needs include the planned costs to operate its business, including amounts required to fund working capital and capital expenditures. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully commercialize its product, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement its product offering. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

83

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Quasuras, Inc. All significant intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year ends on March 31 of each calendar year. Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Estimates may include those pertaining to accruals, stock-based compensation and income taxes. Actual results could differ from those estimates.

Reportable Segment

The Company operates in one business segment and uses one measurement of profitability for its business.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are deposited with high credit-quality institutions within the United States, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to limits of approximately $250,000.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

COVID-19

The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The full extent of the COVID-19 impact on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of the Company’s control, and cannot be predicted.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Property & Equipment

Property and equipment are originally recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Depreciation is recorded in operating expenses in the consolidated statements of operations. Leasehold improvements and assets acquired through capital leases are amortized over the shorter of their estimated useful life or the lease term, and amortization is recorded in operating expenses in the consolidated statements of operations.

Fair Value of Financial Instruments

The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

84

Due to their short-term nature, the carrying values of cash equivalents, accounts payable and accrued expenses, approximate fair value.

Research and Development

The Company expenses research and development expenditures as incurred.

General and Administrative

General and administrative expense consists primarily of payroll and benefit related costs, rent, office expenses, equipment supplies and meetings and travel.

Stock-Based Compensation

The Company recognizes stock-based compensation for stock options granted to employees and non-employees on a straight-line basis over the requisite service period, usually the vesting period, based on the grant-date fair value. The Company estimates the value of stock options on the date of grant using the Black-Scholes pricing model. The determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the option price, as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and projected stock option exercise behaviors.

Per-Share Amounts

Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive common shares outstanding during the period. For the years ended March 31, 2020 and 2019, 3,177,945 and 1,529,908 outstanding options to purchase common stock were excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.

Income Taxes

The Company determines deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of the Company’s assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. A valuation allowance is established for any deferred tax assets for which it is more likely than not that all or a portion of the deferred tax assets will not be realized. Based on the available information and other factors, management believes it is more likely than not that its federal and state net deferred tax assets will not be fully realized, and the Company has recorded a full valuation allowance.

The Company accounts for uncertain tax positions in accordance with FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the consolidated statements of income.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. All tax returns from 2016 to 2019 may be subject to examination by the U.S. federal and state tax authorities. As of March 31, 2020, the Company has not recorded any liability for unrecognized tax benefits related to uncertain tax positions.

Comprehensive Loss

Comprehensive loss represents the changes in equity of an enterprise, other than those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the years ended March 31, 2020 and 2019, the Company’s comprehensive loss was the same as its net loss.

85

Recently Adopted Accounting Pronouncements

In 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASC 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases. The standard introduces a new lessee model that requires most leases to be recorded on the balance sheet and eliminates the required use of bright-line tests for determining lease classification. In July 2018, the FASB issued the following standards which clarified ASU No. 2016-02 and have the same effective date as the original standard: ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-11 includes an option to not restate comparative periods in transition and elect to use the effective date of ASU No. 2016-02 as the date of initial application of transition. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which clarifies ASU No. 2016-02 and is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted ASU No. 2016-02, as amended, on April 1, 2019, using the optional transition method provided by the FASB in ASU No. 2018-11. The Company elected to use the practical expedient that allowed it to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases as well as the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component for all asset classes. The adoption of this standard did not have a material impact on the Company’s balance sheet, results of operations or cash flows. In January 2020, the Company entered into a lease for a new corporate facility and accounted for this lease in accordance with ASC 842. See Note 3 for further information.

In 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. Previously, share-based payments to nonemployees were accounted for under Subtopic 505-50, which significantly differs from the guidance for share-based payments to employees under FASB ASC Topic 718 (Topic 718). This ASU supersedes ASC Subtopic 505-50 by expanding the scope of Topic 718 to include nonemployee awards and generally aligning the accounting for nonemployee awards with the accounting for employee awards. The Company adopted this ASU on April 1, 2019 with no material impact on its results of operations, financial position and cash flows.

NOTE 2 – CONSOLIDATED BALANCE SHEET DETAIL

	March 31,
Property and equipment, net:	2020	2019
Leasehold improvements	$139,197	$—
Office equipment	112,198	49,724
Computer equipment and software	51,882	20,565
Machinery and equipment	49,723	21,937
Less: accumulated depreciation	(51,692)	(16,278)
	$301,308	$75,948

	March 31,
Accrued expenses	2020	2019
Accrued bonuses	$172,500	$25,000
Wages and employee benefits	25,660	4,915
Professional fees and consulting	4,000	3,800
Other	—	6,900
	$202,160	$40,615

The Company has recorded accrued employee bonuses of $312,500 at March 31, 2020, of which $172,500 was recorded as a current liability and $140,000 as a long-term liability. The current liability amount includes $32,500 of bonuses for non-executive employees that were paid in April 2020. The remaining $280,000 represents a bonus to the Company’s chief executive officer, which is payable ratably over the 24 months commencing March 31, 2020, and the Company has recorded the $140,000 payable subsequent to March 31, 2021 as a long-term liability in the consolidated balance sheet.

86

NOTE 3 – LEASES

As discussed in Note 1, effective April 1, 2019, the Company adopted ASC 842, as amended, using the alternative transition method, which allowed the Company to initially apply the new lease standard at the adoption date (the “effective date method”). In January 2020, the Company executed a lease for a new, larger corporate facility in San Diego, California and paid a $100,000 security deposit. The 39-month lease term commenced on April 1, 2020, and the lease provides for an initial monthly rent of approximately $12,400 with annual rent increases of approximately 3%. In addition to the minimum lease payments, the Company is responsible for property taxes, insurance and certain other operating costs. The right-to-use asset and corresponding liability for the facility lease have been measured at the present value of the future minimum lease payments. A discount rate of 11%, which approximated the Company’s incremental borrowing rate, was used to measure the lease asset and liability. Lease expense is recognized on a straight line basis over the lease term.

The Company obtained a right-of-use asset of $270,950 in exchange for is obligations under the operating lease. The landlord also provided a lease incentive of approximately $139,000, which was paid in June 2020, for the Company to make improvements to the leased space.

Future minimum payments under the facility operating lease, net of the lease incentive, as of March 31, 2020 are listed in the table below.

Operating
Annual Fiscal Years	lease
2021	$136,543
2022	153,432
2023	158,028
2024	40,692
Less:
Imputed interest	(78,548)
Lease incentive	(139,197)
Present value of lease liabilities	$270,950

Rent expense was $35,766 and $36,000 for the years ended March 31, 2020 and 2019, respectively.

NOTE 4 – RELATED PARTY TRANSACTIONS

During the year ended March 31, 2020, the Company entered into consulting agreements with a member of its board of directors. Under the consulting agreements, during the year ended March 31, 2020, the Company paid the director consulting fees of $140,625 in cash, and the director was granted stock options with a fair value of $76,875. The options were for a total of 47,062 shares of common stock, were fully vested on the grant dates and have terms of 10 years. The most recent consulting agreement, which was entered into between the Company and the director in September 2019, was terminated in March 2020. At March 31, 2020, the Company had an outstanding payable to the director of $5,585, which was included in accounts payable in the consolidated balance sheet.

NOTE 5 – STOCK-BASED COMPENSATION

Equity Compensation Plan

In October 2017, the Company’s board of directors (the Board) approved the 2017 Equity Incentive Plan (the 2017 Plan) with 3,000,000 shares of common stock reserved for issuance. In January 2020, the Board approved an amendment to the 2017 Plan to increase the number of shares reserved for issuance by 1,000,000 shares. Under the 2017 Plan, eligible employees, directors and consultants may be granted a broad range of awards, including stock options, stock appreciation rights, restricted stock, performance-based awards and restricted stock units. The 2017 Plan is administered by the Board or, in the alternative, a committee designated by the Board.

The exercise or purchase price of a stock option shall be calculated as follows:

(i)	In the case of an incentive stock option, (a) granted to employees, who, at the time of the grant of such incentive stock option own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than one hundred ten percent (110%) of the fair market value per share on the date of grant; or (b) granted to employees, other than to employees, described in the preceding clause, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant;

87

(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant unless otherwise determined by the Board; and
(iii)	In the case of other grants, such price as determined by the Board.

The Board is responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The 2017 Plan generally does not allow for the transfer of awards, and the Board may amend, suspend or terminate the 2017 Plan at any time.

Stock-Based Compensation Expense

The expense relating to stock options is recognized on a straight-line basis over the requisite service period, usually the vesting period, based on the grant date fair value. The unamortized compensation cost, as of March 31, 2020 was $2,495,385 related to stock options and is expected to be recognized as expense over a weighted-average period of approximately 2.7 years.

During the year ended March 31, 2020, options granted to purchase shares of its common stock to employees, directors and consultants had 10-year terms and a grant-date fair value of $2,839,373. Options to purchase 152,204 shares vested immediately on the grant dates.

The following assumptions were used in the fair-value method calculations:

Year ended March 31,
	2020	2019
Risk-free interest rates	0.77% - 2.37%	2.73 - 3.01%
Volatility	86% - 103%	71% - 112%
Expected life (years)	5.0 - 6.0	5.0 - 6.0
Dividend yield	—%	—%

The fair values of options at the grant date were estimated utilizing the Black-Scholes valuation model, which includes simplified methods to establish the fair term of options as well as average volatility of three comparable organizations. The risk-free interest rate was derived from the Daily Treasury Yield Curve Rates, as published by the U.S. Department of the Treasury as of the grant date for terms equal to the expected terms of the options. A dividend yield of zero was applied because the Company has never paid dividends and has no intention to pay dividends in the foreseeable future. In accordance with ASU No. 2016-09, the Company accounts for forfeitures as they occur.

A summary of stock option activity under the 2017 Plan is presented below:

	Shares	Options Outstanding
	Available	Number of	Weighted Average
	for Grant	Shares	Exercise Price
Balance at April 1, 2018	3,000,000	—	—
Options granted	(1,529,908)	1,529,908	0.86
Balance at March 31, 2019	1,470,092	1,529,908	0.86
Additional shares authorized under the Plan	1,000,000	—	—
Options granted	(1,717,204)	1,717,204	2.25
Options cancelled and returned to the Plan	69,167	(69,167)	2.25
Balance at March 31, 2020	822,055	3,177,945	1.58

There were no stock options exercised during the years ended March 31, 2020 and 2019.

The following table summarizes the range of outstanding and exercisable options as of March 31, 2020:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic value
$0.66 - $2.48	3,177,945	9.08	$1.58	1,586,736	$0. 92	$—

88

The intrinsic value per share is calculated as the excess of the closing price of the common stock on the Company’s principal trading market over the exercise price of the option.

The Company is required to present the tax benefits resulting from tax deductions in excess of the compensation cost recognized from the exercise of stock options as financing cash flows in the consolidated statements of cash flows. For the years ended March 31, 2020 and 2019, there were no such tax benefits associated with the exercise of stock options.

NOTE 6 – STOCKHOLDERS’ EQUITY

In March 2020, the Company initiated a private placement of shares of its common stock (the 2020 Placement). As of March 31, 2020, the Company sold an aggregate of 321,950 shares of common stock, at a purchase price of $2.87 per share, for aggregate proceeds of approximately $924,000. As the 321,950 shares were issued by the Company’s transfer agent subsequent to March 31, 2020, the $924,000 has been recorded as common stock payable in the stockholders’ equity section of the consolidated balance sheet at March 31, 2020. Subsequent to March 31, 2020, the Company sold approximately 349,350 shares of common stock for aggregate proceeds of approximately $1,002,600. Under the terms of the common stock purchase agreements between the Company and the investors, the Company must use commercially reasonable efforts to file a registration statement with the SEC within 90 days of the closing of the 2020 Placement to register the shares of common stock sold in the 2020 Placement.

NOTE 7 – INCOME TAXES

The income tax provision (benefit) consisted of the following:

	Year Ended March 31,
	2020	2019
Current portion:
Federal	$—	$—
State	1,600	1,589
	1,600	1,589
Deferred portion:
Federal	(1,180,434)	(582,782)
State	(391,865)	(193,502)
	(1,572,299)	(776,284)
Change in valuation allowance	1,572,299	776,284
Provision for income taxes	$1,600	$1,589

As of March 31, 2020, the Company had net operating loss carryforwards (NOLs) of approximately $7,000,000 for federal and state income tax purposes. These NOLs are available to reduce future taxable income and will expire at various times from 2037 through 2040, except federal NOLs from fiscal 2018, 2019 and 2020 which will never expire.

The Company also had federal research and development tax credit carryforwards of approximately $179,000, which will begin expiring at various times from 2038 through 2040, and state research and development credits of approximately $74,000, which do not have an expiration date.

A reconciliation of income taxes provided at the federal statutory rate (21% for fiscal 2020 and 2019) to the actual income tax provision is as follows:

	Year Ended March 31,
	2020	2019
Federal statutory rate	21%	21%
State tax rate, net of federal benefit	7%	7%
Permanent differences	—%	—%
Research and development tax credits	3%	2%
Section 179 assets	—%	1%
Change in valuation allowance	(31)%	(31)%
Effective income tax rate	—%	—%

89

Significant components of the Company’s deferred tax assets and liabilities were:

	March 31,
	2020	2019
Net operating loss carryforwards	$1,965,118	$758,799
Stock-based compensation expense	364,989	148,903
Property and equipment	6,842	2,172
Reserves, accruals & other	(7,181)	—
Research and development tax credits	237,716	85,310
Total deferred tax assets	2,567,484	995,184
Less: valuation allowance	(2,567,484)	(995,184)
Deferred tax assets, net	$—	$—

Based on the available information and other factors, management believes it is more likely than not that the net deferred tax assets at March 31, 2020 and 2019, will not be fully realizable. Accordingly, management has recorded a full valuation allowance against its net deferred tax assets at March 31, 2020 and 2019. The valuation allowance increased by approximately $776,000 during fiscal 2019.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements at March 31, 2020 and 2019. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

NOTE 8 – ROYALTY AGREEMENT

In July 2017, the Company entered into a royalty agreement with its founder, chief executive officer and major shareholder (the Founder). Pursuant to the agreement, the Founder assigned and transferred all of his rights in the intellectual property of Quasuras in return for future royalty payments on the Company’s product. The Company is obligated to make royalty payments under the agreement to the Founder on any sales of the royalty product sold or otherwise commercialized by the Company equal to (a) $0.75 on each sale of a royalty product or (b) five percent (5%) of the gross sale price of the royalty product, whichever is less. The royalty payments will cease, and the agreement will terminate, at such time as the total sum of royalty payments actually paid to the Founder, pursuant to the agreement, reaches $10,000,000. The Company has the option to terminate the agreement at any time upon payment, to the Founder, of the difference between total royalty payments actually made to him to date and the sum of $10,000,000. All payments of the royalties, if due, for the preceding quarter, will be made by the Company to the Founder within thirty days after the end of each calendar quarter.

NOTE 9 – RETIREMENT SAVINGS PLAN

Effective March 2020, the Company adopted the Modular Medical, Inc. 401(k) Plan (the Savings Plan), which qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. Full-time and part-time employees who are at least 21 years of age are eligible to participate in the Savings Plan at the time of hire. Participants may contribute up to 15% of their earnings to the Savings Plan. The Plan became effective and began accepting participant contributions in April 2020.

NOTE 10 – COMMITMENTS & CONTINGENCIES

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

Indemnification

In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the counterparties from any losses incurred relating to breach of representations and warranties, failure to perform certain covenants, or claims and losses arising from certain events as outlined within the particular contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. The Company has also entered into indemnification agreements with its officers and directors. No amounts were reflected in the Company’s consolidated financial statements for the years ended March 31, 2020 and 2019 related to these indemnifications. The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements.

90

NOTE 11 – SUBSEQUENT EVENTS

Preferred Unit Public Offering

On April 2, 2020, the Company’s board of directors authorized the designation of 2,000,000 shares of the Company’s preferred stock as 13% Series A Cumulative Redeemable Perpetual Preferred Stock (the Series A Preferred Stock). On April 9, 2020, the Company filed a registration statement on Form S-1 (No. 333-237615) with the SEC, which was declared effective on May 11, 2020, to register 2,000,000 preferred units (the Preferred Units) at a price of $25.00 per unit. Each Preferred Unit consists of (i) one share of Series A Preferred Stock with a $25.00 liquidation preference amount and (ii) three common stock purchase warrants, each to purchase one share of the Company’s common stock at an exercise price of $11.00 per share. To date, the Company has not sold any of the Preferred Units.

PPP Loan

On April 24, 2020, the Company received a $368,780 unsecured loan (the PPP Loan) under the Paycheck Protection Program (the PPP), which was established under the U.S. government’s Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). The PPP Loan to the Company was made through Silicon Valley Bank (the Lender), and the Company entered into a U.S. Small Business Administration Paycheck Protection Program Note (the Agreement) with the Lender evidencing the PPP Loan.

The term of the PPP Loan is two years. Interest will accrue on the outstanding principal balance of the PPP Loan at a fixed rate of 1.0%, which shall be deferred for the first six months of the term of the PPP Loan. Monthly payments will be due and payable beginning in October 2020 and continue each month thereafter until maturity of the PPP Loan. The Company may prepay principal of the PPP Loan at any time in any amount without penalty. The Agreement contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties or provisions of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, and/or filing suit and obtaining judgment against the Company.

The Company may apply to the Lender for forgiveness of the PPP Loan, and the amount which may be forgiven will be equal to the sum of the payroll and benefit costs and covered rent and utility payments incurred by the Company, as calculated in accordance with the terms of the CARES Act. No assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part, but the Company intends to use the proceeds in accordance with the PPP Loan program.

91

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale of our Preferred Units covered by this registration statement. All amounts shown, except the SEC registration fee, are estimates:

SEC registration fee	$6,490
Printing expenses	25,000
Legal fees and expenses	75,000
Accounting fees and expenses	6,000
Miscellaneous fees and expenses	115,000
Total	$227,490

Item 14. Indemnification of Directors and Officers.

Our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-1

Our Second Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The foregoing discussion of our Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

Item 15. Recent Sales of Unregistered Securities.

We initiated a private placement for shares of our common stock in March 2020 (the 2020 Placement). From March 2020 through June 30, 2020, we sold 721,147 shares of our common stock at a purchase price of $2.87 per share resulting in gross proceeds to us of approximately $2,069,700 from the 2020 Placement.

In June 2019, we issued 30,000 shares of common stock to a consultant. The offer, sale and issuance of these securities were deemed to be exempt from registration either under the Securities Act, in reliance on Rule 701 promulgated under the Securities Act, as a transaction under compensatory benefit plans, or Section 4(a)(2) and Rule 506 of Regulation D of the Securities Act, as a transaction not involving a public offering. Appropriate legends were affixed to the securities issued in this transaction.

From November 2018 through March 29, 2019, in a private placement, we sold 1,856,988 shares of our common stock at a purchase price of $2.25 per share resulting in gross proceeds to us of $4,142,666 (the 2018 Placement). In the 2018 Private Placement, Mr. Besser purchased 88,889 shares for $200,000, JEB Partners purchased 160,000 shares for $360,000, and Manchester Explorer purchased 471,111 shares for $1,060,000.

The above sales of our shares of common stock were made pursuant to exemptions from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. We made such determinations based upon representations by the purchasers of such shares including, without limitation, that such purchasers were “accredited investors” as defined in the Securities Act.

II-2

Item 16. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining any liability under the Securities Act, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 22, 2020.

MODULAR MEDICAL, INC

By:	/s/ Paul M. DiPerna
Paul M. DiPerna
Chairman, Chief Executive Officer, President and Chief Financial Officer (principal executive officer, principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ Paul M. DiPerna	Chairman, Chief Executive Officer, President,	July 22, 2020
	Paul M. DiPerna	and Chief Financial Officer(principal executive officer, principal financial officer and principal accounting officer)

By:	*	Director	July 22, 2020
Liam Burns

By:	*	Director	July 22, 2020
William J. Febbo

By:	*	Director	July 22, 2020
Morgan C. Frank

By:	*	Director	July 22, 2020
Carmen Volkart

By:	/s/ Paul M. DiPerna
Attorney-in-fact

II-5

EXHIBIT INDEX

No.	Description
2.1(1)	Reorganization and Share Exchange Agreement, dated as of July 24, 2017, by and among the Registrants, Quasuras, Inc., Paul DiPerna and the other stockholders of Quasuras, Inc.
3.1(2)	Second Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Nevada on June 27, 2017
3.1.1(3)	Certificate of Designation of Preferences, Rights and Limitations of Series A Cumulative Redeemable Perpetual Preferred Stock
3.2(4)	Amended Bylaws
4.1(5) +	2017 Equity Incentive Plan, as amended
4.2(3)	Form of Common Stock Purchase Warrant
4.3(3)	Form of Warrant Agent Agreement
4.4(3)	Form of Subscription Agreement
4.5(3)	Form of Subscription Escrow Agreement
4.6(3)	Form of Dividend Payment Escrow Agreement
5.1(3)	Opinion of Gusrae Kaplan Nusbaum PLLC
10.1(6)	Common Stock Purchase Agreement, dated as of April 5, 2017, by and among Bear Lake Recreation, Inc., Manchester Explorer, LP, a Delaware limited partnership, and certain persons named therein
10.2(1)	Form of Common Stock Purchase Agreement, dated as of July 24, 2017, by and between the Registrant and the purchaser named therein
10.3(7)	Form of Common Stock Purchase Agreement dated as of November 19, 2018 among the Registrant and the Investors named therein
10.4(8)+	Employment Agreement dated August 1, 2018, by and between the Registrant and Paul DiPerna
10.5(1)	Intellectual Property Assignment Agreement dated July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.6(1)+	Technology Royalty Agreement dated as of July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.7(8)	Service Agreement effective January 16, 2019 between the Registrant and Liam Burns
10.8(8)	Standard Sublease Agreement, dated August 21, 2017, between the Registrant and Western Education Corporation
10.9(9)	Lease between MCP Socal Industrial – Bernardo, LLC and the Registrant dated January 10, 2020
10.10(9)	Consulting Agreement between the Registrant and Liam Burns dated April 15, 2019
10.11(9)	Consulting Agreement between the Registrant and Liam Burns dated July 15, 2019
10.12(9)	Consulting Agreement between the Registrant and Liam Burns dated September 3, 2019
10.13(9)	Service Agreement effective December 31, 2019 between the Registrant and Carmen Volkart
10.14(9)	Service Agreement effective January 23, 2020 between the Registrant and William Febbo
10.15(9)	Form of Indemnification Agreement between the Registrant and each of its directors and officers used from January 23, 2020
10.16(9) +	Form of Notice of Stock Option Grant and Stock Option Agreement under the Amended 2017 Equity Incentive Plan
10.17(3)	Form of Common Stock Purchase Agreement dated March 2020 by and between the Registrant and the Investors named therein
10.18(10) +	First Amendment to Employment Agreement between the Registrant and Paul DiPerna effective as of May 12, 2020
10.19(11)	U.S. Small Business Administration Paycheck Protection Program Note dated April 23, 2020
21.1	Sole Subsidiary of the Registrant (as disclosed in the Notes to Consolidated Financial Statements as of March 31, 2020 in the prospectus to this registration statement)
23.1*	Consent of Farber Haas Hurley LLP
23.2	Consent of Gusrae Kaplan Nusbaum PLLC (included in Exhibit 5.1)

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

	(1)	As filed with the Registrant’s Current Report on Form 8-K filed July 28, 2017, and incorporated herein by reference.
	(2)	As filed with the Registrant’s Current Report on Form 8-K filed June 29, 2017, and incorporated herein by reference.
	(3)	As filed with the Registrant’s Registration Statement on Form S-1, as amended, originally filed April 9, 2020, declared effective May 11, 2020 (Commission file No. 333-237615), and incorporated herein by reference.
	(4)	As filed with the Registrant’s Annual Report on Form 10-K/A for the year ended June 30, 2008, and incorporated herein by reference.
	(5)	As filed with the Registrant’s Annual Report on Form 10-K filed June 29, 2018, and incorporated herein by reference.
	(6)	As filed with the Registrant’s Current Report on Form 8-K filed April 5, 2017, and incorporated herein by reference.
	(7)	As filed with the Registrant’s Current Report on Form 8-K filed November 20, 2018 and incorporated herein by reference.
	(8)	As filed with the Registrant’s Registration Statement on Form S-1, as amended, originally filed June 27, 2019, declared effective October 22, 2019 (Commission file No. 333-232377), and incorporated herein by reference.
	(9)	As filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, and incorporated herein by reference.
	(10)	As filed with the Registrant’s Current Report on Form 8-K filed May 27, 2020, and incorporated herein by reference.
	(11)	As filed with the Registrant’s Current Report on Form 8-K filed May 12, 2020, and incorporated herein by reference. * Filed herewith

+		Management contract, compensatory plan or arrangement.
II-6